LOAN AGREEMENT
BETWEEN
CLEAN ENERGY FINANCE
AND INVESTMENT AUTHORITY,
as Lender,

AND
FUELCELL ENERGY, INC.,
as Borrower.

Dated:
March 5, 2013

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of March 5, 2013, by and between FuelCell Energy, Inc., a Delaware corporation having its principal place of business at 3 Great Pasture Road, Danbury, Connecticut 06810 (“Borrower”), and the Clean Energy Finance and Investment Authority, a quasi-public agency of the State of Connecticut, acting as administrator of the Clean Energy Fund pursuant to Section 16-245n of the General Statutes, as amended by Section 99 of Public Act No. 11-80, and having its principal place of business at 865 Brook Street, Rocky Hill, Connecticut 06067 (the “Lender”).
WITNESSETH:

WHEREAS, the Borrower has requested that Lender lend it the sum of up to Five Million Eight Hundred Seventy-Three Thousand One Hundred Eighty-Eight and 45/100 Dollars ($5,873,188.45) for the purposes described in Section 5.7 herein; and

WHEREAS, Lender has agreed to make the Loan upon the terms and conditions hereinafter set forth in order to stimulate and encourage growth and investment in clean energy projects in the State of Connecticut; and

WHEREAS, Borrower and Lender agree that upon Borrower’s initial draw under this Loan, Borrower shall pay Eight Hundred Seventy-Three Thousand One Hundred Eighty-Eight and 45/100 Dollars ($873,188.45) (the “Initial Draw Amount”) of such drawn amounts to the Lender in order to pay off all outstanding, principal, interest and other obligations of Bridgeport Fuel Cell Park, LLC, a wholly-owned Subsidiary of Borrower, under that certain Loan Agreement, dated April 13, 2006, between Bridgeport Fuel Cell Park, LLC and Connecticut Innovations, Incorporated, acting on behalf of Connecticut Clean Energy Fund (the “Pre-Development Loan”) in full satisfaction of all of its obligations pursuant to the Pre-Development Loan.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I.

DEFINITIONS
1.1.    Definitions.
All capitalized terms used in this Agreement, in the Term Note, in the other Loan Documents or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:
Account Control Agreement. The Blocked Account Control Agreement (“Shifting Control”) with respect to the Project Account, among Lender, Borrower and JPMorgan Chase Bank, N.A. dated March 5, 2013.

Affiliate. With respect to any Person, any Person which directly or indirectly Controls, is controlled by, or is under common Control with such Person; provided, however, that neither Lender nor any of its Affiliates shall be deemed or construed to be an Affiliate of the Borrower or any of its Affiliates solely as a consequence of holding the Term Note.
Agreement. This Loan Agreement, including the Exhibits and Schedules hereto, as the same may be supplemented, amended or restated from time to time.
Availability Period. The period commencing on the date that Lender receives the Environmental Report from Borrower demonstrating to Lender’s reasonable satisfaction that Borrower has adequately completed the Project Site Environmental Remediation and ending on April 30, 2014.
Asset Purchase Agreement. The Asset Purchase Agreement between Borrower, Bridgeport Fuel Cell Park, LLC and Dominion Bridgeport Fuel Cell, Inc., dated December 12, 2012.
Borrower. See Preamble.
Borrower’s Accountants. KPMG LLP, or such other independent certified public accountants as are selected by the Borrower and reasonably acceptable to the Lender.
Business Day. Any day other than a Saturday, Sunday or legal holiday on which banks in the State of Connecticut are open for the conduct of a substantial part of their commercial banking business.
Change in Control. The occurrence of any one of the following events:

(a)     the acquisition of direct or indirect Control of the Borrower by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than a Person or group which Controls Borrower as of the Closing Date; or

(b)     any sale, lease, exchange or other transfer (in a single transaction or a series of transactions) of all or substantially all of the assets of Borrower to any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof).

Closing Date. The first Business Day on which the conditions set forth in Section 3.1 have been satisfied or waived.
Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.
Collateral. All of the property, rights and interests of the Borrower that are or are intended to be subject to the security interests and Liens created by the Security Documents.

Compliance Certificate. A certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit B or another form that is acceptable to the Lender in its sole discretion.

Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. A Person shall be deemed to control another person if the controlling Person owns 20% or more of any Voting Stock of the controlled person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled person, whether through ownership of stock, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
Default. An Event of Default or any event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.
Default Rate. The interest rate otherwise applicable to the Loan plus 3% per annum.
Disbursement Date. The date(s) on which Lender disburses the amount of the Loan or part thereof to the Borrower or its order pursuant to this Agreement.
EPC Agreement. That certain Agreement between Dominion Bridgeport Fuel Cell, LLC and Borrower for Engineering, Procurement and Construction for the Bridgeport Fuel Cell Park, Purchase Order No. 70254744, dated as of December 12, 2012.
Environmental Laws. Any and all applicable Law relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.
Environmental Report. A written report from Borrower’s environmental consultant, Fuss & O’Neill, that demonstrates to Lender’s reasonable satisfaction that Borrower has adequately completed the Project Site Environmental Remediation set forth in the November 26, 2012 letter from Fuss & O’Neill Richard S. Kulger and Andrew R. Zlotnick to Kirk Arneson, Senior Project Manager, Fuel Cell Energy, entitled “Work Plan for Site Preparation and Remediation Services, Bridgeport Fuel Cell Park, 1366 Railroad Avenue, Bridgeport, CT.”
Equity Interests. Shares of capital stock, partnership interest, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

ERISA Affiliate. Any trade or business, whether or not incorporated, that is treated as a single employer with the Borrower under Section 414(b), (c), (m) or (o) of the Code and Section 4001(a)(14) of ERISA.
ERISA Event. (a) Any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC as of the date hereof; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Multiemployer Plan; (f) the receipt by the Borrower of any ERISA Affiliate from the PBGC or a plan administrator or any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability (as defined in Part I of Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower.
Event of Default. Any event or condition identified as such in Section 8.1 hereof.
Excluded Taxes. With respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower under any Loan Document, (a) Taxes imposed on or measured by net income, franchise Taxes or branch profits Taxes under Section 884 of the Code (and similar Taxes imposed in lieu thereof) imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or, in the case of a Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction, other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document or sold or assigned an interest in any Loan or Credit Document, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that pursuant to Section 2.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (c) any U.S. federal withholding Tax imposed pursuant to FATCA.
Field Exam. See Section 5.5.
GAAP. United States generally accepted accounting principles, consistently applied.

Governmental Authority. Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
Grant Agreement. The Standard Grant Agreement between the Lender and Dominion Bridgeport Fuel Cell, LLC, dated December 12, 2012.
Grantor Trust. That certain trust created by the Borrower pursuant to a Grantor Trust Agreement between the Borrower and Branch Banking and Trust Company (the “Grantor Trust Agreement”), in accordance with Section 8.3 of the Services Agreement, which secures certain of the Borrower’s continuing obligations to Bridgeport Fuel Cell, LLC pursuant to the Asset Purchase Agreement, EPC Agreement and the Services Agreement.
Law. Any United States federal, state, local, county or municipal law, statute, regulation, code, order, ordinance, rule, decree, judgment, consent decree, or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority
Guarantees. As applied to any Person (the “Guarantor”), all guarantees, endorsements and other contingent or surety obligations with respect to Indebtedness or other obligations of any other Person (the “primary obligor”), whether or not reflected on the consolidated balance sheet of the guarantor, including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation.
Guarantor. See Guarantees.
Hazardous Material. Any substance (a) the presence of which requires or may hereafter require notification, investigation, removal or remediation under any Environmental Law; (b) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and that is or becomes regulated pursuant to any Environmental Law by any Governmental Authority; or (d) without limitation, that contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls (“PCB’s”).
Indebtedness. As applied to the Borrower and its Subsidiaries, without duplication, (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Borrower and its Subsidiaries and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (b) all obligations evidenced by bonds, notes, debentures or other similar instruments, (c) all obligations secured by any mortgage, pledge, security interest or other Lien on property owned or acquired by the Borrower or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (d) that portion of all obligations arising under leases that is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries, (e) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by the Borrower or any of its Subsidiaries, (f) all other obligations that, in accordance with GAAP, would be included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries, but excluding anything in the nature of capital stock, capital surplus and retained earnings, (g) the principal and interest portions of all rental obligations of Borrower and its Subsidiaries under any off balance sheet loan or similar off balance sheet financing where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease in accordance with GAAP, and (h) all Guarantees of the foregoing.
Initial Draw. At Closing, Borrower may make an initial draw under this Loan of the Initial Draw Amount in order to pay off all outstanding, principal, interest and other obligations of Bridgeport Fuel Cell Park, LLC, a wholly-owned Subsidiary of Borrower, under the Pre-Development Loan.
Initial Draw Amount. Has the meaning set forth in the Recitals of this Agreement.
Initial Financial Statement. See Section 4.6(a).
Intercompany Indebtedness. See Section 10.21.
Interest Deficit. See Section 2.3(c)
Knowledge of the Borrower. As to a particular matter, the actual knowledge of the following persons: Arthur Bottone, Michael Bishop, Steve Brown, Anthony Leo, Anthony Rauseo, Andrew Skok, Michael Riddell, Kirk Arneson, Ben Toby, Frank Wolak, and Michael Sumrow.
Lender. See Preamble.
Liens. See Section 7.3.
Loan Documents. This Agreement, the Term Note, and the Security Documents, together with any agreements, instruments or documents now or hereafter executed and delivered pursuant to or in connection with any of the foregoing.
Loan. The term loan made or to be made by the Lender to the Borrower pursuant to Section II of this Agreement.
Material Adverse Effect. An event, circumstance, happening or condition which has resulted or could reasonably be expected to result in a material adverse effect on (a) the business, operations, property, assets, or financial condition of the Borrower and all of its Subsidiaries taken as a whole, (b) the ability of Borrower to perform any material obligation or to pay any Obligations under this Agreement or the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Security Documents or any of the rights or remedies of Lender hereunder or thereunder. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing events would result in a Material Adverse Effect.
Maturity Date. The earlier of (a) the date that is one hundred forty four (144) months after the Provisional Acceptance Date, and (b) March 31, 2026.
Multiemployer Plan. Any plan that is a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.
Note Record. Any internal record, including a computer record, maintained by the Lender with respect to the Loan.
Obligations. The aggregate outstanding principal balance of and interest (and premium, if any) on the Loan (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Loan and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations of the Borrower to the Lender of every kind and description pursuant to or in connection with the Loan Documents, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, in each case whether on account of principal, interest, premium, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel that are required to be paid by the Borrower or any Guarantor pursuant to any of the Loan Documents), and including obligations to perform acts and refrain from taking actions as well as obligations to pay money.
Patriot Act. The United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, together with any amendments or supplements thereto or replacements thereof.
PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
Pension Plan. Any Plan that is a “single employer plan” (as defined in Section 4001(a)(15) of ERISA).
Permitted Liens. See Section 7.3.
Person. Any individual, corporation, partnership, limited liability company, trust, association, unincorporated association, business or other legal entity, including any Government Authority.
Plan. Any “employee pension benefit plan” or “employee welfare benefit plan” (each as defined in Section 3 of ERISA) maintained by the Borrower or any Subsidiary of the Borrower.

Pre-Development Loan. Has the meaning set forth in the Recitals of this Agreement.
Prohibited Transaction. Any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code that is not subject to a statutory, regulatory, class or individual exemption.
Project. The Bridgeport Fuel Cell Park project more fully described in Exhibit A hereto.
Project Account. A depository account of Borrower maintained at JPMorgan Chase Bank, N.A, into which all payments to Borrower under the Services Agreement shall be deposited.
Project Agreements. The Asset Purchase Agreement, EPC Agreement, Services Agreement and the Grantor Trust Agreement.
Provisional Acceptance Date. The date on which Borrower has achieved “Provisional Acceptance” (as such term is defined in the EPC Agreement).
Responsible Officer. The chief executive officer, president, chief financial officer or treasurer of the Borrower, and any other officer of the Borrower designated by the Borrower to sign on its behalf.
SEC. The Securities and Exchange Commission.
Security Agreement. That certain Security Agreement dated as of the date hereof by and among Lender and Borrower pursuant to which the Borrower shall grant to Lender (a) first priority perfected security interests in Borrower’s right and interest in all future cash flows from the Project Agreements (other than cash flows from the EPC Agreement that are deposited into the Grantor Trust), and (b) a first priority, perfected security interest in Borrower’s rights to receive funds under the Grantor Trust, including without limitation Borrower’s right to receive interest on the balance of escrowed funds under the Grantor Trust.
Security Documents. The Security Agreement and the Account Control Agreement, each in favor of the Lender to secure the Obligations, in each case as amended and/or restated and in effect from time to time, and any additional documents evidencing or perfecting the Lender’s Lien on the Collateral. Services Agreement. That certain Services Agreement by and between Dominion Bridgeport Fuel Cell, LLC and FuelCell Energy, Inc., dated as of December 12, 2012.
Subsidiary. With respect to any Person, any corporation, association, joint stock company, business trust, partnership, limited liability company or other similar organization of which more than 50% of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by such Person or a Subsidiary of such Person; or any other such organization the management of which is directly or indirectly controlled by such Person or a Subsidiary of such Person through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which such Person has more than a 50% ownership interest. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Borrower or of any of its direct or indirect Subsidiaries.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term Note. The Term Note in substantially the form of Exhibit C hereto, dated as of the Closing Date, executed by the Borrower and purchased by the Lender on the Closing Date in the principal amount of Five Million Eight Hundred Seventy-Three Thousand One Hundred Eighty-Eight and 45/100 Dollars ($5,873,188.45).
U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
Voting Stock. Capital stock or other Equity Interests of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).
1.2.    Rules of Interpretation.
(a)    All terms of an accounting or financial character used herein but not defined herein shall have the meanings assigned thereto by GAAP, as in effect from time to time, and all calculations for the purposes of Section VI hereof shall be made in accordance with GAAP; provided that if any time after the date hereof there shall occur any change in respect of GAAP from that used in the preparation of the audited financial statements referred to in Section 4.6(a) in a manner that would have a material effect on any matter which is material to Section VI, the Borrower and the Lender will, within ten Business Days after notice from the Lender or the Borrower, as the case may be to that effect, commence and continue in good faith negotiations with a view towards making appropriate amendments to the provisions hereof reasonably acceptable to the Lender to reflect as narrowly as possible the effect on Section VI as in effect on the date hereof; provided, further, that until such notice shall have been withdrawn or the relevant provisions amended in accordance herewith, Section VI shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective.
(b)    Except as otherwise specifically provided herein, reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.
(c)    The singular includes the plural and the plural includes the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(d)    A reference to any Person includes its permitted successors and permitted assigns.
(e)    The words “include”, “includes” and “including” are not limiting.
(f)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(g)    All terms not specifically defined herein or by GAAP that are defined in the Uniform Commercial Code as in effect in the State of Connecticut, shall have the meanings assigned to them in such Uniform Commercial Code.

SECTION II.

DESCRIPTION OF LOAN
2.1.    The Loan.
(a)    The parties agree that, subject to the terms and conditions of this Agreement, the Term Note and the other Loan Documents, upon a request of the Borrower, during the Availability Period and together with the Initial Draw the Lender shall make and Borrower shall borrow the Loan in an aggregate amount not exceeding the principal amount of Five Million Eight Hundred Seventy-Three Thousand One Hundred Eighty-Eight and 45/100 Dollars ($5,873,188.45). Borrower shall not be allowed to re-borrow any amount repaid (whether voluntary or otherwise) on the Loan. Amounts remaining undrawn at the end of the Availability Period shall be automatically cancelled and unavailable for borrowing by the Borrower.
(b)    The obligation of the Lender to make the Loan shall be subject to compliance with the terms and conditions in Section 2.6 and satisfaction of the conditions precedent in Article III herein, and receipt of such other approvals, opinions or documents that the Lender may reasonably request.
2.2.    The Term Note; Recordation. The Loan shall be evidenced by the Term Note. The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Closing Date of the Loan or at the time of receipt of any payment of principal on the Term Note, an appropriate notation on its Note Record reflecting (as the case may be) the making of such Loan or the receipt of such payment. The outstanding amount of the Loan set forth on the Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on the Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Term Note to make payments of principal of or interest on the Term Note when due.
2.3.    Interest Rate.
(a)    Accrued Interest; Interest Payments.
(i)    Interest on the outstanding principal balance of the Term Note shall accrue monthly in arrears from the date of this Agreement until the Provisional Acceptance Date at the rate per annum equal to 5% and added monthly to the balance of the Loan. All computations of interest hereunder for the Loan shall be made on the basis of a 360 day year and the actual number of days elapsed.

(ii)    Beginning on the Provisional Acceptance Date and until the indefeasible payment in full of the Obligations, Borrower shall pay interest to the Lender monthly in arrears on the outstanding Loan at a rate per annum equal to 5% with the first interest payment being due on the first day of the month immediately succeeding the Provisional Acceptance Date and in monthly installments thereafter. Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.
(b)    Default. If a Default shall occur, then at the option of the Lender (whether or not any of the Obligations have been accelerated) the unpaid balance of the Loan shall bear interest, to the extent permitted by law, at the Default Rate until such Default is cured or waived.
(c)    Interest Adjustments. Notwithstanding anything in the Loan Documents to the contrary, if this Agreement, the Term Note or the other Loan Documents would at any time otherwise require payment to the Lender of an amount of interest in excess of the maximum amount then permitted by law, such interest payments to the Lender shall be reduced to the extent necessary so as to ensure that the Lender shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Lender shall receive interest payments hereunder or under the Term Note in an amount less than the amount otherwise provided, such deficit (the “Interest Deficit”) will cumulate and will be carried forward until the termination of this Agreement. Interest otherwise payable to the Lender hereunder and under the Term Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing the Lender to receive interest in excess of the maximum amount then permitted by the law.
2.4.    Payments and Prepayments of the Loan.
(a)    Monthly Repayments. Borrower shall repay to the Lender all the drawn Loan amounts in forty-eight equal monthly installments in the amounts set forth in a schedule to be provided by the Lender to the Borrower on or before the date that is thirty (30) days from the last day of the Availability Period, which shall be payable on or before the first day of each month, beginning on the eighth anniversary of the Provisional Acceptance Date and monthly thereafter.
(b)    Repayment at Maturity. On the Maturity Date, the Borrower shall pay in full the unpaid principal balance of the outstanding Loan together with all unpaid interest thereon and all fees and other amounts due with respect thereto.
(c)    Prepayment Generally. The Loan may be prepaid at any time, without premium or penalty, upon two (2) Business Days prior written notice to Lender. Any such notice of prepayment shall be irrevocable. No such voluntary prepayment shall be in an amount less than $25,000.
(d)    Mandatory Prepayments. Any funds released under the Grantor Trust to the Borrower shall be paid by the Borrower directly to the Lender as a repayment of the Loan, and such amounts shall be applied to the Borrower’s scheduled repayments in Section 2.4(a) herein in inverse order of maturity.
2.5.    Method of Payments. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made at:

Bank Name: Webster Bank
Bank Address: 377 Cromwell Ave., Rocky Hill, CT 06067
Routing Number: 211170101
Bank Account Number: 1918015762
Name on Account: Clean Energy Finance and Investment Authority

or such other place as Lender may from time to time designate in writing, in lawful money of the United States. In each case, such payments shall be made in immediately available funds, and shall be deemed to have been made only when made in compliance with this Section. All such payments shall be made without set-off or counterclaim and free and clear of and without deduction for any Taxes. If any such obligation, other than an Excluded Tax, is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Lender such additional amount in U.S. Dollars as shall be necessary to enable the Lender to receive the same net amount that the Lender would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Lender certificates or other valid vouchers or other evidence of payment satisfactory to the Lender for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.
2.6.    Drawdowns.
Borrower shall be permitted to make one (1) drawing per month under the Loan, and such drawings must occur during the Availability Period, except that the Initial Draw may be drawn by Borrower at the Closing. The date of each such drawing shall be known as a “Disbursement Date”, and the date of the first drawing shall be the first Disbursement Date. The amount of each draw for a particular month must be within the permitted drawdown range for that month, as such information is set forth in Schedule 2.6a to this Agreement. To request a borrowing under the Loan, Borrower shall notify Lender of such request in writing not later than 12:00 p.m., Eastern time, five (5) Business Days before the date of the proposed borrowing. Each such borrowing request shall be irrevocable and shall be in the form attached as Exhibit D and signed by Borrower. Each such written borrowing request shall specify the following information in compliance with this Section 2.6: (i) the aggregate amount of the requested borrowing; (ii) the date of such borrowing, which shall be a Business Day; (iii) certification that as of the date of borrowing the Borrower is in compliance with all covenants set forth in this Agreement and that the representations and warranties set forth in this Agreement remain true and correct in all respects, and (iv) a description of the purpose of such borrowing along with such other supporting documents and evidence as the Lender reasonably requires.
All outstanding undrawn commitments under the Loan shall automatically be cancelled and reduced to zero at the close of business in Connecticut on the last day of the Availability Period.

SECTION III.

CONDITIONS TO THE LOAN
3.1.    Conditions Precedent to the Initial Draw.
The obligation of the Lender to make the initial draw on the Loan is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:
(a)    Closing Deliveries. The Lender shall have received the following agreements, documents, certificates and opinions in form and substance satisfactory to the Lender and its counsel and duly executed and delivered by the parties thereto:
(i)    this Agreement;
(ii)    the Term Note, substantially in the form of Exhibit C hereto;
(iii)    the Security Agreement;
(iv)    Account Control Agreement with respect to the Project Account;
(v)    a copy of the Borrower’s written notice to Dominion Bridgeport Fuel Cell, LLC to make all payments due to the Borrower under the Services Agreement directly into the Project Account;
(vi)    a legal opinion or opinions from the Borrower’s counsel;
(vii)    certificates of insurance or insurance binders evidencing compliance with Section 5.3 hereof and the applicable provisions of the Security Documents;
(viii)    a copy, certified by a duly authorized officer of the Borrower to be true and complete on the Closing Date, of the Borrower’s (a) articles of incorporation and certificate of incorporation, (b) bylaws or other similar agreement as in effect on such date of certification, and (c) to the extent required by such entity’s governing documents, the resolutions of the Borrower’s Board of Directors, authorizing the execution and delivery by the Borrower of the Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officer(s);
(ix)    a certificate of good standing of recent date issued by the Secretary of State of the Borrower’s jurisdiction of incorporation;
(x)    a certificate of the Responsible Officer as to the solvency of the Borrower, that all conditions precedent on the part of the Borrower to the execution and delivery hereof and the making of the Loan hereunder have been satisfied, and the accuracy of the Borrower’s representations and warranties and such other matters as the Lender may request;

(xi)    a non-discrimination certificate in the form attached hereto as Exhibit E; and
(xii)    such other documents, instruments, opinions and certificates, and completion of such other matters, as the Lender may reasonably deem necessary or appropriate.
(b)    Litigation. No litigation, arbitration, proceeding or investigation shall be pending, or, to the Knowledge of the Borrower, threatened that questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or that could reasonably be expected to have a Material Adverse Effect.
(c)    Perfected Security Interest. All necessary filings and recordings against the Collateral shall have been completed and the Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and Liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any obligor in respect thereof, subject only to the security interests and Liens permitted herein or in the other Security Documents.
(d)    Material Adverse Change. No Material Adverse Effect shall have occurred with respect to Borrower since October 31, 2012, and no change or event shall have occurred which would impair the ability of Borrower to perform its obligations hereunder or under any of the other Loan Documents to which it is a party or the ability of Lender to enforce the Obligations or realize upon the Collateral.
(e)    Project Progress; No Default. The Borrower shall be on target to complete the Project by February 3, 2014, as determined by Lender in its reasonable discretion, and Borrower shall not be in default under the EPC Agreement, the Services Agreement, or the Grantor Trust Agreement.
(f)    Due Diligence; Lender Board Approval. Borrower shall provide Lender with all information and documents requested by the Lender to allow the Lender to have completed its due diligence on the Borrower and its assets and properties, and the results of such due diligence findings shall be to the satisfaction of the Lender in its sole and absolute discretion and Lender’s board of directors shall have approved the transaction.
(g)    Necessary Consents. Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons necessary or desirable in order to permit, protect and perfect Lender’s security interests in and Liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents, including acknowledgments by lessors, mortgagees and warehousemen of Lender’s security interests in the Collateral, waivers by such persons of any security interests, Liens or other claims by such persons to the Collateral, and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral.
3.2.    Conditions Precedent to Subsequent Draws. At the time of each draw under the Loan after the initial draw, Borrower shall be in compliance with all of the provisions, warranties, representation, agreements and covenants contained in this Agreement, the other Loan Documents and the Project Agreements; there shall exist no Event of Default; no Material Adverse Effect shall have occurred; the Borrower shall be on target to complete the Project by February 3, 2014; and Lender shall have received a certificate signed by a duly authorized officer of Borrower in the form attached hereto as Exhibit D dated the date of such draw, certifying to the foregoing as well as to the uses of the drawn amounts and the amount to be drawn pursuant to Section 2.6.
SECTION IV.

REPRESENTATIONS AND WARRANTIES
In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower hereby makes to Lender the following representations and warranties on the Closing Date and each Disbursement Date:
4.1.    Organization; Qualification; Business.
(a)    Each of the Borrower and its Subsidiaries (i) is a corporation, limited liability company, limited partnership or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite power to own or lease its property and conduct its business as now conducted and as presently contemplated and (iii) is duly qualified and in good standing and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The jurisdictions in which Borrower is required to maintain foreign qualification to do business are set forth in Schedule 4.1 hereto.
(b)    Since the date of the Initial Financial Statement, the Borrower has continued to engage in substantially the same business as that in which it was then engaged.
4.2.    Authority; No Conflicts. The execution, delivery and performance of the Loan Documents and the transactions contemplated thereby are within the power and authority of the Borrower and have been authorized by all necessary limited liability company and/or corporate proceedings, as the case may be, and do not and will not (a) contravene any provision of the Certificate of Formation and Operating Agreement, or Certificate of Incorporation and Bylaws, as the case may be, of the Borrower or any of its Subsidiaries, or any law, rule or regulation applicable to the Borrower or any of its Subsidiaries, (b) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other order, agreement, lease, mortgage, note, bond, indenture, license, or other instrument or undertaking to which the Borrower is a party or by which any of its properties are bound, or (c) result in or require the imposition of any Lien on any of the properties, assets or rights of the Borrower or any of its Subsidiaries, except in favor of the Lender.
4.3.    Valid Obligations. Each of the Loan Documents delivered by the Borrower has been duly executed by the Borrower. The Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
4.4.    Consents or Approvals. Except as set forth on Schedule 4.4, the execution, delivery and performance of the Loan Documents and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any Governmental Authority, or any other Person.
4.5.    Title to Properties; Absence of Liens. Each of the Borrower and its Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, and good and valid leasehold title to all of the properties, assets and rights of every name and nature now purported to be leased by it, including, without limitation, such properties, assets and rights as are reflected in the Initial Financial Statement (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Liens except Permitted Liens, and free from all defects of title that could reasonably be expected to have a Material Adverse Effect. All leases under which Borrower or its Subsidiaries is the lessor or lessee are in full force and effect and there are no existing defaults or events that with the giving of notice or passage of time or both could ripen into defaults by either party thereunder. No third parties possess any rights with respect to any of Borrower’s or its Subsidiaries’ owned or leased properties, the exercise of which would have a Material Adverse Effect. All real property owned or leased by the Borrower is described in Schedule 4.5 hereto.
4.6.    Financial Statements; Indebtedness.
(a)    The Borrower has furnished to the Lender Borrower’s consolidated balance sheet as of each of October 31, 2011 and October 31, 2012 (the “Initial Financial Statement”), and Borrower’s consolidated statements of income, changes in shareholders’ equity and cash flow for the fiscal years then ended, and related footnotes, in each case audited and certified by the Borrower’s Accountants. All such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial position of the Borrower and its Subsidiaries as of such dates and the results of the operations of the Borrower and its Subsidiaries on a consolidated basis for such periods.
(b)    At the date hereof, the Borrower has no Indebtedness or other material liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities or obligations on account of Taxes or other governmental charges, that are not set forth on the Initial Financial Statement or on Schedule 4.6 hereto.
4.7.    Changes. Since the date of the Initial Financial Statement, there have been no changes in the assets, liabilities, financial condition, business or prospects of the Borrower or any of its Subsidiaries, that have, in the aggregate, had a Material Adverse Effect to such Person.
4.8.    Solvency. Both Borrower and all of its Subsidiaries, taken as a whole:
(a)    have and, after giving effect to the Loan, will have, assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on their then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent);
(b)    have and will have access to adequate capital for the conduct of their business and the discharge of their debts incurred in connection therewith as such debts mature; and
(c)    were not insolvent immediately prior to the making of the Loan and, immediately after giving effect thereto, will not be insolvent.
4.9.    Defaults. As of the date of this Agreement, no Default has occurred and is continuing or would occur as a result of incurring the Obligations or the other transactions contemplated by the Loan Documents.
4.10.    Taxes. The Borrower and its Subsidiaries have filed all material federal, state and other Tax returns required to be filed, and all material Taxes, assessments and other governmental charges due from any of them have been fully paid, except for such Taxes, assessments or charges that are being contested in good faith by appropriate proceedings and with respect to which (a) adequate reserves have been established and are being maintained in accordance with GAAP and (b) no lien has been filed to secure such Taxes, assessments or charges. All such contests as of the Closing Date are described on Schedule 4.10 hereto. The Borrower and its Subsidiaries have not executed any waiver that would have the effect of extending the applicable statute of limitations in respect of material Tax liabilities. The federal and state income Tax returns of the Borrower and its Subsidiaries have not been audited or otherwise examined by any federal or state taxing authority, and neither the Borrower nor its Subsidiaries have received any notice that any such audit is required. The Borrower and its Subsidiaries have established on their books reserves adequate for the payment of all material federal, state and other Tax liabilities. The Borrower has materially complied with all applicable Law relating to the withholding of Taxes.
4.11.    Litigation. There is no litigation, arbitration, proceeding or investigation pending, or, to the Knowledge of the Borrower, threatened, against the Borrower or any Subsidiary that, individually or in the aggregate, if adversely determined, may reasonably be expected to have a Material Adverse Effect.
4.12.    Subsidiaries. All the Subsidiaries (whether direct or indirect) of Borrower and their jurisdictions of organization and foreign qualification are listed on Schedule 4.12 hereto.
4.13.    Governmental Regulations. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state utilities code, or any federal or state regulation limiting its ability to incur indebtedness. None of the Borrower or any Subsidiary of the Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or is a common carrier under the Interstate Commerce Act. None of the Borrower or any of its Subsidiaries is engaged in: (i) a business or activity subject to any statute or regulation which regulates the incurring by the Borrower of Indebtedness for borrowed money, including statutes or regulations relating to common or contract carriers; or (ii) the regulated sale of electricity, gas, steam, water, telephone or telegraph or other public utility services.
4.14.    Compliance. The Borrower and its Subsidiaries have all necessary permits, approvals, authorizations, consents, variances, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights) to allow it to own and operate its business and properties without any violation of laws, regulations, authorizations and orders of public authorities or the rights of others, except to the extent that any such violation would not have a Material Adverse Effect. Each of the Borrower and its Subsidiaries is duly authorized, qualified and licensed under and all real properties owned or leased by each of the foregoing are in compliance with, all applicable Law, including, without limitation, Environmental Laws, except to the extent that any such failure to be so authorized, qualified, licensed or in compliance would not have a Material Adverse Effect.
4.15.    ERISA.
(a)    As of the Closing Date, neither the Borrower nor any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or has an obligation to contribute to any Pension Plan or Multiemployer Plan.
(b)    In the event that the Borrower or any of its ERISA Affiliates has adopted or established a Plan, except as would not reasonably be expected to have a Material Adverse Effect, whether individually or in the aggregate, the Borrower and its ERISA Affiliates are in compliance in all material respects with ERISA and the provisions of the Code and the regulations and published interpretations thereunder applicable to the Plans.
(c)    No ERISA Event has occurred or is reasonably expected to occur with respect to the Borrower or any of its ERISA Affiliates, including by reason of the consummation of the transactions contemplated by this Agreement.
(d)    No Pension Plans of the Borrower or any of its ERISA Affiliates had any “unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) as of the last annual valuation dates applicable thereto.
4.16.    Environmental Matters.
(a)    The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations and have made all filings, registrations and other submittals which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. Except as otherwise set forth in Schedule 4.16 hereto, the Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all applicable Environmental Laws as well as all orders, decrees, judgments and injunctions, issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply would not have a Material Adverse Effect.

(b)    No written notice, notification, demand, request for information, citation, summons or order has been issued and is outstanding, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of the Borrower, threatened by any Governmental Authority or other entity (i) with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or to comply with any Environmental Laws, or (ii) regarding the presence of any Hazardous Material at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries or any other location to which Hazardous Materials from such property had been transported or where they have been disposed of, which, in the case of any Subsidiary, relates to a failure or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    No material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or, to the Knowledge of the Borrower, proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up, which, in the case of any Subsidiary, relates to a circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(d)    There are no Liens arising under or pursuant to any Environmental Law on any of the real property or properties owned or leased by the Borrower or any of its Subsidiaries and no governmental actions have been taken or, to the Knowledge of the Borrower, are in process which could subject any of such properties to such Liens or, as a result of which the Borrower or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property, which, in the case of any properties of any Subsidiary, relates to a Lien that has had or could reasonably be expected to have a Material Adverse Effect
(e)    Neither the Borrower nor any of its Subsidiaries nor, to the Knowledge of the Borrower, any previous owner, tenant, occupant or user of any property owned or leased by the Borrower or any of its Subsidiaries has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance in all material respects with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with, all Environmental Laws; nor to the Knowledge of the Borrower have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the Knowledge of the Borrower, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with all Environmental Laws.

4.17.    Outstanding Indebtedness. The outstanding amount of Indebtedness of the Borrower and its Subsidiaries as of the date hereof, is correctly set forth in Schedule 4.17 hereto, and said Schedule correctly describes the credit agreements, guaranties, leases and other instruments pursuant to which such Indebtedness has been incurred and all liens, charges and encumbrances securing such Indebtedness. Said schedule also describes all agreements and other arrangements (other than the Loan Documents) pursuant to which the Borrower or any of its Subsidiaries may borrow any money.
4.18.    Restrictions on the Borrower. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement, or any lease or other agreement or instrument, or subject to any charter, corporate or limited liability company restriction, which could reasonably be expected to have a Material Adverse Effect, or which restricts the ability of the Borrower or any Subsidiary to carry out any of the provisions of this Agreement, the Term Note or any of the Loan Documents executed in connection herewith and therewith.
4.19.    Labor Relations. Neither Borrower nor any of its Subsidiaries is subject to any collective bargaining agreement. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower, threatened, except for such complaints, grievances and arbitration proceedings that, if adversely decided, would not have a Material Adverse Effect, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, except for any such labor action as would not have a Material Adverse Effect and (iii) to the Knowledge of the Borrower, no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries and, to the Knowledge of the Borrower, no union organizing activities are taking place, except for any such question or activities as would not have a Material Adverse Effect.
4.20.    Trade Relations. There exists no actual or, to the Knowledge of the Borrower, threatened termination, cancellation or limitation of, or any material modification or change in, the business relationship between the Borrower or any of its Subsidiaries, on the one hand, and any customer or any group of customers, on the other hand, whose purchases, individually or in the aggregate, are material to the business of the Borrower and its Subsidiaries, taken as a whole, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect.
4.21.    Margin Rules. Neither the Borrower nor any of its Subsidiaries owns or has any present intention of purchasing or carrying, and no portion of any Loan shall be used for purchasing or carrying, any “margin security” or “margin stock” as such terms are used in Regulations T, U or X of the Board of Governors of the Federal Reserve System.
4.22.    Disclosure. No representation or warranty made by the Borrower in any Loan Document, and no document or information furnished to the Lender by or on behalf of or at the request of the Borrower in connection with any of the transactions contemplated by the Loan Documents, taken together with all documents, reports or other written information furnished to the Lender that pertains to the Borrower or the transactions contemplated by the Loan Documents, together with all updates of such information prior to the date of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.
4.23.    Representation by Counsel. The Borrower acknowledges that it has been advised by counsel in connection with the negotiation, execution and delivery of each Loan Document.
4.24.    Relationship of Lender and Borrower. The Borrower acknowledges and agrees that the Lender does not have any fiduciary relationship with or duty to the Borrower or any of its Affiliates arising out of or in connection with this Agreement and that such relationship is solely that of debtor and creditor. Borrower further acknowledges and agrees that no joint venture exists between the Borrower or its Affiliates, on the one hand, and the Lender, on the other hand.
4.25.    Brokers. Except as otherwise disclosed in writing to the Lender prior to the date hereof, no broker, finder or other intermediary has brought about the obtaining, making or closing of the financing transactions contemplated by the Loan Documents, and neither the Borrower nor any of its Subsidiaries has or will have any obligation to any person in respect of any finder’s or brokerage fees in connection herewith or therewith.
4.26.    Security Interests. After giving effect to the transactions to occur on the Closing Date, the Security Documents have effectively created in favor of the Lender legal, valid and enforceable security interests in the Collateral and such security interests are fully perfected first priority security interests, subject to Permitted Liens.
4.27.    Foreign Assets Control Regulations and Anti-Money Laundering.
(a)    OFAC. Neither Borrower nor any of its Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
(b)    Patriot Act. Borrower and each of its Subsidiaries are, to the extent required by law, in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loan or will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.28.    Trademarks, Franchises, and Licenses. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.
4.29.    Occupational Safety and Health Act Compliance. Borrower (a) has not been cited for violation of any occupational safety or health act or of any standard, order or regulation promulgated pursuant to any such act or standard during the three-year period preceding the date of this Agreement, except for certain non-willful violations for which Borrower paid a $10,500 fine and that were fully resolved by the Borrower in 2010, and (b) has not received any conviction related to the injury or death of any employee in the three-year period preceding the date of this Agreement.
4.30.    Consulting Agreements. Borrower hereby swears and attests as true that no consulting agreement, as defined in Conn. Gen. Stat. § 4a-81, has been entered into in connection with this Agreement.
4.31.    Campaign Contribution Restrictions. Borrower expressly acknowledges receipt of the State Elections Enforcement Commission’s notice advising state contractors of state campaign contribution and solicitation prohibitions (attached to this Agreement as Exhibit F), and has informed its principals of the contents of the notice.
SECTION V.

AFFIRMATIVE COVENANTS
The Borrower covenants that so long as any Loan or other Obligation remains outstanding or the Lender has any obligation to lend hereunder:
5.1.    Financial Statements; Management Reports. The Borrower shall furnish to the Lender:
(a)    as soon as available to the Borrower, but in any event within 120 days after the end of each fiscal year, the Borrower’s consolidated and consolidating balance sheets as of the end of such year and related consolidated and consolidating statements of income, retained earnings and cash flow for such year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP and audited and certified without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit by the Borrower’s Accountants in the case of such consolidated statements, and certified by the Responsible Officer in the case of such consolidating statements; and, concurrently with such financial statements, a copy of the opinion of the Borrower’s Accountants and the Borrower’s comparison to budget. Such opinion shall (i) state, in substance, that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with GAAP, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization);

provided, that, in the event that Borrower files a form 10-K with the SEC, such filing may be submitted to Lender for this annual submission;
(b)    as soon as available to the Borrower, but in any event within thirty (30) days after filing, copies of Borrower’s federal and state annual Tax returns;
(c)    concurrently with the delivery of each financial statement pursuant to subsection (a) of this Section 5.1, and as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, a fully and properly completed Compliance Certificate;
(d)    as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, a management report describing the operations and financial condition of Borrower and its Subsidiaries for the applicable period then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended) and discussing the reasons for any significant variations. Such management report shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated; provided, that, in the event that Borrower files a form 10-Q with the SEC, such filing may be submitted to Lender for this quarterly submission;
(e)    promptly after the receipt thereof by the Borrower, copies of any reports (including any so-called management letters) submitted to the Borrower by independent public accountants in connection with any annual or interim review of the accounts of the Borrower made by such accountants;
(f)    promptly after the same are delivered to the Borrower’s equity holders, the Securities and Exchange Commission, copies of all proxy statements, financial statements and reports as the Borrower shall send to its equity holders or as the Borrower may file with the Securities and Exchange Commission or any Governmental Authority at any time having jurisdiction over the Borrower or its Subsidiaries; and
(g)    from time to time, subject to applicable Law, such other financial data and information about the Borrower or its Subsidiaries as the Lender may reasonably request.
5.2.    Conduct of Business.
(a)    The Borrower shall, and shall cause each of its Subsidiaries to, duly observe and comply with all laws, regulations, decrees, orders, judgments and valid requirements of any Governmental Authorities applicable to its legal existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), except where failure to observe or comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (ii) maintain and keep in full force and effect and comply with all licenses and permits necessary to the proper conduct of its business, except where failure to maintain could not reasonably be expected to have a Material Adverse Effect ;

(b)    The Borrower shall maintain its existence and remain or engage substantially in the same business as that in which it is now engaged.
(c)    The Borrower shall (i) perform and observe in all material respects all the terms and provisions of each material contract to be performed or observed by it, and will not take any action that would cause any such material contract to not be in full force and effect, and (ii) do, and cause its Subsidiaries to do, all things necessary to preserve and to keep unimpaired its rights under such contractual obligations; provided, however, that the foregoing shall not require Borrower nor any of its Subsidiaries to perform or observe any contractual obligation the nonperformance or nonobservation of which would have no Material Adverse Effect.
5.3.    Maintenance and Insurance.
(a)    The Borrower shall, and shall cause each of its Subsidiaries to, maintain their properties in good repair, working order and condition as required for the normal conduct of their business.
(b)    The Borrower shall comply with the insurance requirements set forth in Section 20.1 of the EPC Agreement and Section 7.2 of the Services Agreement. Borrower shall cause Lender to be named as a lender loss payee under such policies of casualty insurance and as an additional insured under such policies of liability insurance (but in either case, without any liability for any premiums) and Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear.
(c)    Borrower shall at all times preserve, renew and keep in full force and effect its limited liability company, corporate or other organizational existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change (a) in its company name, (b) in the location of Borrower’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (c) in Borrower’s organizational structure or jurisdiction of incorporation or formation, or (d) in Borrower’s federal taxpayer identification number or organizational identification number assigned to it by its state of organization.
5.4    Taxes. Borrower will, and will cause each of its Subsidiaries to, timely file all United States federal income Tax returns and all other material foreign, state and local Tax returns that are required to be filed by it and shall pay, collect, withhold and/or remit all material Taxes (whether or not shown on a Tax return), prior to the date on which any material penalties would attach thereto, and Borrower will, and will cause each of its Subsidiaries to, pay and discharge any assessments or governmental charges imposed in connection therewith, together with all lawful claims for labor, materials and supplies or otherwise which, if unpaid, would become a Lien (other than a Permitted Lien) upon any of its properties; provided, that neither Borrower nor its Subsidiaries shall be required to pay any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in conformity with GAAP. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206‑207) and any comparable provisions of any applicable Law.
5.5    Inspection; Access; Involvement. The Borrower shall permit the Lender and its designees:

(a)	to participate in any pre-commissioning and post-commissioning walkdowns as contemplated by Article 25 of the EPC Agreement; and

(b)
at any reasonable time and at reasonable intervals of time, and upon at least five (5) Business Days notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), subject to applicable confidentiality and nondisclosure agreements to (i) visit and inspect the properties of the Borrower and its Subsidiaries (ii) examine and make copies of and take abstracts from the books and records of the Borrower and its Subsidiaries, and (iii) discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their appropriate officers, employees and independent accountants, including without limitation, all at the expense of the Borrower; provided, however, that if no Event of Default has occurred and is continuing, the Lender shall not conduct more than two (2) visits per calendar year. Each such inspection, appraisal or examination is a “Field Exam”.

5.6    Maintenance of Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions in accordance with GAAP consistently applied and applicable Law. The Borrower shall, and shall cause each of its Subsidiaries to, at all times keep correct and accurate records itemizing and describing the kind, type, quality and quantity of inventory, the Borrower’s or such Subsidiary’s cost therefor in accordance with the Borrower’s current procedures as heretofore described by the Borrower to the Lender, and withdrawals therefrom and additions thereto, all of which records shall be updated at least monthly (or more frequently if reasonably requested by the Lender) and shall be available during the Borrower’s usual business hours at the request of any of the Lender’s officers or Lender.
5.7    Use of Proceeds.
(a)    On the initial Disbursement Date, the Borrower shall use proceeds of the Loan to repay in full all of its obligations pursuant to the Pre-Development Loan;
(b)    The Borrower may use up to $5,000,000 of the proceeds of the Loan for its obligation in respect of the EPC Agreement to fund the Grantor Trust to provide credit support and security to Dominion Bridgeport Fuel Cell, LLC for Borrower’s performance under the EPC Agreement and the Services Agreement; provided, however, that for every $1 of the Loan used for such purposes, the Borrower must first contribute $2 of non-Loan funds to the Grantor Trust and document such contributions to Lender’s satisfaction; and

(c)     The Borrower may use Loan proceeds up to the permitted amount set forth in Schedule 2.6.a to this Agreement to pay for expenditures relating to the Project, which are documented to the satisfaction of Lender and then payable or due within the succeeding thirty (30) days after Borrower provides such documentation to the Lender.
5.8    Further Assurances/ Additional Collateral.
The Borrower will execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries), that may be required by law or that the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at Borrower’s sole expense.

5.9.    Notification Requirements. The Borrower shall furnish to the Lender written notice of the following within three (3) Business Days following Knowledge of the Borrower thereof:
(a)    the occurrence of any Default and the action being or proposed to be taken with respect thereto, including any default by Borrower under any Project Agreement (including without limitation any “Contractor Event of Default,” as such term is defined in the EPC Agreement, and “Operator Event of Default,” as such term is defined in the Services Agreement);
(b)    any correspondence between parties to the Project Agreements relating to Borrower’s breach, default or events of default under such agreements;
(c)    any correspondence between parties to the Project Agreements relating to termination of any Project Agreement;

(d)    the occurrence of any force majeure events that impact performance under the Project Agreements;

(e)    any of the events or actions relating to the Project Agreement that are listed in Schedule 5.9 to this Agreement;
(f)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;
(g)    any other development that results in a Material Adverse Effect; and
(h)    the occurrence of any event that currently does or with the passage of time would constitute an Event of Default.

Each notice delivered under this Section 5.9 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
5.10.    ERISA Compliance and Reports.
(a)    In the event that the Borrower or any of its ERISA Affiliates has adopted or established a Plan, such Plan shall comply in all material respects with ERISA and the Code, except to the extent failure to comply in any instance would not have a Material Adverse Effect.
(b)    With respect to any Plan adopted or established by the Borrower or any of its ERISA Affiliates, the Borrower shall, or shall cause its ERISA Affiliates to, furnish to the Lender promptly (i) as soon as possible and in any event within 10 days after the Borrower or any of its ERISA Affiliates knows that any ERISA Event has occurred or is expected to occur, a statement of the Responsible Officer describing such ERISA Event, including copies of any notice concerning such ERISA Event received from the PBGC, a plan administrator, or from a Multiemployer Plan sponsor, and the action, if any, the Borrower or such ERISA Affiliate proposes to take with respect thereto; and (ii) promptly after filing thereof, a copy of the annual report of each Pension Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor. Promptly after the adoption of any Pension Plan, the Borrower shall notify the Lender of such adoption.
5.11.    Environmental Compliance.
(a)    The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and the Borrower and its Subsidiaries will comply in all material respects with all such Environmental Laws that may in the future be applicable to the Borrower’s or any of its Subsidiaries’ business, properties and assets.
(b)    If the Borrower or any Subsidiaries of the Borrower shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by the Borrower or any of its Subsidiaries, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any of its Subsidiaries alleging a material violation of any Environmental Law requiring the Borrower or any of its Subsidiaries to take any action in connection with the release of Hazardous Materials into the environment, (iii) receive any notice from a federal, state or local government agency or private party alleging that the Borrower or any of its Subsidiaries may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, (iv) become aware of any investigative action or proceedings by a Governmental Authority commenced or threatened against the Borrower or any of its Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material or (v) notify any Governmental Authority regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material by the Borrower or any of its Subsidiaries, the Borrower shall promptly notify the Lender thereof (together with a copy of any such notice) and of any action being or proposed to be taken with respect thereto and thereafter shall continue to furnish to the Lender all further notices, demands, reports and other information regarding the foregoing.
(c)    Within thirty (30) days after the Borrower has received notice of any administrative or judicial complaint or order relating to a breach of any Environmental Law relating to the Project, which could reasonably be expected to result in any Material Adverse Effect, the Borrower shall deliver to the Lender a written report describing such administrative or judicial complaint or order.
5.12.    Subsidiaries. The Borrower shall promptly notify Lender following the formation or acquisition of any Subsidiary of the Borrower formed or acquired after the date of this Agreement and provide such information as Lender may reasonably request with respect to such Subsidiary.
5.13.    Nondiscrimination Certificate. Borrower shall at all times observe the provisions of the nondiscrimination certificate set forth in Exhibit E, attached hereto and made a part hereof.
5.16    Communications with Independent Public Accountants. At any reasonable time and from time to time, the Borrower shall provide the Lender and any agents or representatives of the Lender access to the Borrower’s Accountants to discuss the Borrower’s financial condition, including, without limitation any recommendations of the Borrower’s Accountants concerning the management, finances, financial controls or operations of the Borrower and its Subsidiaries.Affirmation of Applicable Executive Orders. To the extent applicable to this Agreement, Borrower acknowledges and agrees that it shall comply with the provisions of the following Executive Orders: Executive Order No. 7C of Governor M. Jodi Rell, promulgated July 13, 2006, concerning contracting reforms; Executive Order No. 14 of Governor M. Jodi Rell, promulgated April 17, 2006, concerning procurement of cleaning products and services; Executive Order No. 16 of Governor John G. Rowland, promulgated August 4, 1999, concerning violence in the workplace; Executive Order No. 17 of Governor Thomas J. Meskill, promulgated February 15, 1973, concerning the listing of employment openings; and Executive Order No. 3 of Governor Thomas J. Meskill, promulgated June 16, 1971, concerning labor employment practices.
5.17    Project Account. The Borrower shall cause all payments due to the Borrower pursuant to the Project Agreements to be paid directly into the Project Account, except for (a) those payments released to the Borrower from the Grantor Trust, which shall be paid by Borrower directly to Lender and (b) payments to the Borrower under the EPC Agreement that are deposited into the Grantor Trust.
SECTION VI.

INTENTIONALLY OMITTED

SECTION VII.

NEGATIVE COVENANTS
The Borrower covenants that so long as the Loan or other Obligation remains outstanding:
7.1.    Indebtedness. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee, suffer to exist, or be or remain liable with respect to any Indebtedness other than the following:
(a)    Obligations;
(b)    Indebtedness existing as of the date of this Agreement and disclosed on Schedule 4.17 hereto and extensions, renewals and refinancings thereof, but not any increase in excess of $10,000,000 over the aggregate principal amount of such Indebtedness as of the date of this Agreement;
(c)    Indebtedness for Taxes, assessments or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 5.4;
(d)    current trade liabilities on open account for the purchase price of services, materials and supplies incurred by the Borrower or its Subsidiaries in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness that is being contested in good faith by the Borrower or its Subsidiaries, as to which adequate reserves required by GAAP have been established and are being maintained and as to which no Lien has been placed on any property of the Borrower or any of its Subsidiaries;
(e)    purchase money Indebtedness or Indebtedness for capitalized lease obligations incurred in the ordinary course of business and renewals and refinancings thereof, provided that such Indebtedness does not exceed $10,000,000 in the aggregate at any time outstanding;
(f)    additional future Indebtedness that (i) is unsecured, (ii) is subordinated in priority of payment to the Obligations and (iii) does not exceed, in the aggregate, $10,000,000;
(g)    Indebtedness of the Borrower or its Subsidiaries with respect to transactions (including, but not limited to, short-term financing, accounts receivable financing, letters of credit or working capital financing) relating to power plant sales or other similar transactions between the Borrower or its Subsidiaries and its customers or clients in connection with the sale by the Borrower or its Subsidiaries of its power plant products to such customers or clients pursuant to the terms of a written sales contract, so long as, to the extent that such financed sale transactions are secured, such security shall be limited only to the assets or interest related to such sales transactions;
(h)    future equity or similar capital raises by the Borrower or its Subsidiaries, as well as the conversion by the Borrower or its Subsidiaries (or by the holders thereof) of redeemable minority interests and redeemable preferred stock to common stock of the Borrower or its Subsidiaries; and

(i)    Guarantees permitted under Section 7.2 hereof.
7.2.    Contingent Liabilities. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than (i) Guarantees existing on the date of this Agreement and disclosed on Schedule 7.2 hereto, (ii) Guarantees of the Obligations hereunder; and (iii) Guarantees resulting from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.
7.3.    Liens. The Borrower shall not create, incur, authorize the filing of, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge of any kind, including the lien or retained security title of a conditional vendor, upon or with respect to any of the Collateral (“Liens”), whether now owned or hereafter acquired, or sell, assign, pledge or otherwise transfer for security any of the Collateral, with or without recourse, except the following (“Permitted Liens”):
(a)    Liens in favor of the Lender to secure Obligations;
(b)    Liens for Taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;
(c)    judgment liens securing judgments that (i) are fully covered by insurance, or (ii) have not been in existence for a period longer than thirty (30) days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than thirty (30) days after the expiration of such stay;
(d)    Liens securing Indebtedness described in Sections 7.1(b), (d), (e), (g) and (i); and
(e)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising out of the ordinary course of business, provided that such Liens secure only amounts not yet due and payable, or if due and payable, are unfiled and no other actions has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves have been established;
Nothing contained in this Section 7.3 shall permit the Borrower to incur any Indebtedness or take any other action or permit to exist any other condition which would be in contravention of any other provision of this Agreement.
7.4.    No Cancellation or Assignment of Rights, etc. Borrower will not cancel or assign its rights under the EPC Agreement, Asset Purchase Agreement or Services Agreement, nor shall Borrower assign its rights under the Grantor Trust Agreement or permit the release of funds from the Grantor Trust to anyone besides Dominion Bridgeport Fuel Cell, LLC or Lender until once the Obligations are repaid.
7.5.    Project Account Transfers and Withdrawals. The Borrower shall not direct or request any transfers or withdrawals from the Project Account that would cause the amount on deposit in the Project Account to fall below $300,000.00.

7.6.    ERISA Compliance. To the extent that the Borrower or any of its ERISA Affiliates has adopted or established a Plan, except as would not reasonably result in a Material Adverse Effect, neither the Borrower nor any of its ERISA Affiliates nor any Plan shall (i) engage in any Prohibited Transaction, (ii) incur any “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code and Section 302 of ERISA), whether or not waived, (iii) permit to exist any material amount of “unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA), (iv) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Borrower or any of its Subsidiaries, (v) fail to make any required contribution to any Multiemployer Plan or (vi) completely or partially withdraw from a Multiemployer Plan if such complete or partial withdrawal will result in any withdrawal liability under Title IV of ERISA.
7.7.    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including without limitation any purchase, sale, or lease of property or the rendering of any service, with any Affiliate except (i) transactions in the ordinary course of business on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm’s-length transaction with any Person who is not an Affiliate; and (ii) employment contracts with senior management of the Borrower entered into in the ordinary course of business and consistent with prudent business practices. Except with respect to the foregoing, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any management, consulting, overhead, indemnity, guarantee or other similar fee or charge to any Affiliate.
7.8.    No Impairment. The Borrower shall not, directly or indirectly, enter into or become bound by any agreement, instrument, indenture or other obligation (other than the Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to Lender’s right to the Collateral.
7.9.    Charter Amendments. The Borrower will not amend its certificate of incorporation, articles of organization, certificate of formation, bylaws or operating agreement in any way except as would not adversely affect the Lender in any material respect. For avoidance of doubt, any amendment that effects a change of the Borrower’s name shall be considered to adversely affect the Lender hereunder.
7.10.    OFAC. The Borrower will not, and will not permit any of its Subsidiaries (i) to become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) to engage in any dealings or transactions prohibited by Section 2 of such executive order or (iii) to otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

SECTION VII.

EVENTS OF DEFAULT AND REMEDIES
8.1.    Events of Default. There shall be an “Event of Default” hereunder if any of the following events occurs for any reason whatsoever and whether such occurrence is voluntary or involuntary or comes about or is effected by operation of law or otherwise:
(a)    the Project is terminated by either Borrower or Dominion Bridgeport Fuel Cell, LLC or Borrower fails to deliver a completed Project under the EPC Agreement; or
(b)    the occurrence of an Operator Event of Default (as defined in the Services Agreement) or a Contractor Event of Default (as defined in the EPC Agreement) or a material breach by the Borrower or default by the Borrower under the Asset Purchase Agreement; or
(c)    the Borrower shall fail to pay (i) any principal of any Loan when the same shall become due and payable, or (ii) any interest, fees or other amounts owing by it under any Loan Document or in respect of any Obligation within three (3) days of when the same shall become due and payable, in each case, whether at maturity or at any accelerated date of maturity or at any other date fixed for payment; or
(d)    the Borrower shall fail to perform or comply with any term, covenant or agreement applicable to it contained in Sections 5.7 and 7 of this Agreement; or
(e)    the Borrower shall fail to perform or comply with any term, covenant or agreement applicable to it (other than as specified in subsections 8.1(c) or (d) hereof) contained in this Agreement or any other Loan Document and such default shall continue for fifteen (15) days after the Borrower becomes aware of such breach or Default; provided, however, that no such fifteen (15) day period shall apply in the event such failure to perform or comply is not reasonably susceptible to being cured by the Borrower; or
(f)    any representation or warranty of the Borrower made in or in connection with this Agreement or any other Loan Document, or in any certificate, notice, financial statement or other writing furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been false or misleading in any material respect upon the date when made or deemed to have been made, including without limitation that certain officer’s certificate delivered by the Borrower to the Lender on the Closing Date; provided, that an incorrect representation or warranty shall not constitute an Event of Default if the following three criteria ((i) through (iii)) all are satisfied:
(i)    the Borrower did not have Knowledge that such representation or warranty was incorrect or misleading at the time such representation or warranty was made or deemed repeated; and
(ii)    the fact, event or circumstance resulting in such incorrect or misleading representation or warranty is capable of being cured, corrected or otherwise remedied, and

(iii)    such fact, event or circumstance resulting in such incorrect or misleading representation or warranty is cured, corrected or otherwise remedied within ten (10) days from the date that the Borrower obtains Knowledge thereof; or
(g)    the Borrower shall fail to (i) make any payment of principal of or interest on Indebtedness for money borrowed in excess of $250,000 by the Borrower or any Guaranty of money borrowed in excess of $250,000 (other than the Obligations) within five (5) days of when such payment is due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or within any applicable grace period, or (ii) perform or observe any provision of any agreement or instrument relating to such Indebtedness, and such failure shall permit the holder(s) (or a trustee, agent or other representative of such holder(s)) to cause Indebtedness having an individual principal amount in excess of $250,000 or having an aggregate principal amount in excess of $250,000 to become or be declared due prior to their stated maturity; or
(h)    the Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) make an assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (iv) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (v) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law, (vi) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (vii) take any action in furtherance of any of the foregoing; or
(i)    a proceeding or case shall be commenced against the Borrower or any of its Subsidiaries, without the application or consent of such Person in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; or an order for relief shall be entered in an involuntary case under the United States Bankruptcy Code, against the Borrower or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of the Borrower or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to the Borrower or such Subsidiary and shall continue unstayed and in effect for a period of sixty (60) days; or
(j)    one or more judgments or orders for the payment of money shall be entered against the Borrower or any of its Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or such Subsidiary, (i) that in the aggregate exceeds $250,000 in value, and such judgment is not paid by or fully covered by insurance (as to which the relevant insurance company has acknowledged coverage), and such judgment, order, warrant or process shall continue undischarged or unstayed for thirty (30) days, or (ii) could reasonably be expected to have a Material Adverse Effect upon the Borrower; or

(k)    except to the extent such event could not reasonably be expected to result in a Material Adverse Effect, (i) there shall occur a cessation of a substantial part of the business of the Borrower or any of its Subsidiaries for a period that adversely affects Borrower’s or such Subsidiary’s capacity to continue its business on a profitable basis; (ii) the Borrower or any of its Subsidiaries shall suffer the loss or revocation of any license or permit now held or hereafter acquired which is necessary to the continued or lawful operation of its business; or (iii) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any other way prevented by a court, governmental or administrative order from conducting all or any material part of its business; or
(l)    to the extent that the Borrower or any of its ERISA Affiliates has adopted or established a Pension Plan, the Borrower or any of its ERISA Affiliates shall fail to pay when due any material amount that they shall have become liable to pay to the PBGC or to a Pension Plan under Title IV of ERISA, unless such liability is being contested in good faith by appropriate proceedings, the Borrower or the ERISA Affiliate, as the case may be, has established and is maintaining adequate reserves in accordance with GAAP and no lien shall have been filed to secure such liability; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Pension Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Pension Plan must be terminated; in each case, except to the extent such event would not reasonably result in a Material Adverse Effect; or
(m)    any of the Loan Documents shall be canceled, terminated, revoked, rescinded or fail to be in full force and effect otherwise than in accordance with the express terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Borrower or any of its Subsidiaries, or any court or other Governmental Authority of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or any Lien in favor of the Lender created under any of the Loan Documents shall at any time (other than by reason of the Lender relinquishing such Lien) cease to constitute a valid and perfected Lien on any portion of the Collateral; or
(n)    a Change in Control shall occur; or
(o)    there shall occur any material loss, theft, damage or destruction of any Collateral not fully covered (subject to such reasonable deductibles as the Lender shall have approved) by insurance; or
(p)    any Loan Document becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by the Borrower.
8.2.    Remedies. Upon the occurrence of an Event of Default described in subsections 8.1(g) and (n), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Lender and upon the Lender’s declaration:

(a)    the unpaid principal amount of the Loan together with accrued interest, and all Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and
(b)    the Lender may exercise any and all rights they have under this Agreement, the other Loan Documents or at law or in equity, and proceed to protect and enforce their respective rights by any action at law or in equity or by any other appropriate proceeding.
No remedy conferred upon the Lender in the Loan Documents is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or by any other provision of law. Without limiting the generality of the foregoing or of any of the terms and provisions of any of the Security Documents, if and when the Lender exercises remedies under the Security Documents with respect to Collateral, the Lender may, in its sole discretion, determine which items and types of Collateral to dispose of and in what order and may dispose of Collateral in any order the Lender shall select in its sole discretion, and the Borrower consents to the foregoing and waives all rights of marshalling with respect to all Collateral.
SECTION VIII.ASSIGNMENT AND PARTICIPATION

Lender shall have the right to sell participation or assign its rights, interests and obligations, in whole or in part, in this Agreement, the Term Note, or any of the Loan Documents. Borrower shall at its cost and expense cooperate with the Lender and execute any agreements or documents in the event such agreements or documents are necessary in the opinion of the Lender or any participating bank or assignees. The Lender may also any time after the date of this Agreement appoint one or more security agents to hold the Collateral and any other security created by or pursuant to the Loan Documents for and on behalf of the Lender and any new lenders to whom the Lender has sold participation or assigned its rights, interests and obligations under any Loan Document and the Borrower shall execute and cause each other party to the Loan Documents to execute such agreements, documents and instruments as requested by the Lender or new lenders.
SECTION IX.

MISCELLANEOUS
10.1.    Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and made to Lender or Borrower at their respective addresses set forth below, or to such other address as any party may designate by written notice to the others in accordance with this provision, and deemed to have been given or made: (a) if delivered in person, immediately upon delivery; (b) if by facsimile transmission, immediately upon sending and upon confirmation of receipt; (c) if by nationally recognized overnight courier service, when received; and (d) if by certified mail, return receipt requested, five (5) days after mailing.

If to the Borrower, at:
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06810
ATTN: Michael Bishop, Chief Financial Officer
Phone: (203) 825-6049
Fax: (203) 825-6069

with a copy (which shall not constitute notice) to:
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06810
ATTN: Ross M. Levine, Esq., Vice President, Legal Affairs
Phone: (203) 825-6057
Fax: (203) 825-6069

If to the Lender, at:
Clean Energy Finance and Investment Authority
865 Brook Street
Rocky Hill, Connecticut 06067
ATTN: Bryan Garcia, President and CEO
Fax: (860) 563-4877

or at any other address specified by such party in writing.
10.2.    Expenses. The Borrower shall pay the reasonable, documented, out-of-pocket costs and fees of the security agent and any reasonable, documented, out-of-pocket costs and fees related to the preparation and negotiation of the documents and agreements related to matters herein; provided, that, the Borrower shall have no obligation to pay any out-of-pocket legal expenses of the Lender in excess of $15,000.
10.3.    Indemnification. Without limitation of any other obligation or liability of the Borrower or any right or remedy of the Lender contained herein, the Borrower agrees to indemnify and hold harmless the Lender, as well as its respective directors, officers, agents, subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all costs and expenses (including, without limitation, reasonable fees and disbursements of attorneys, engineers and consultants) and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) which shall at any time or times be incurred, suffered, sustained or required to be paid by any such indemnified Person (except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified Person) on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Agreement, any of the other Loan Documents or any such other documents are ultimately consummated, resulting from any conduct, act or failure to act by the Borrower or its Subsidiaries. In any investigation, proceeding or litigation, or the preparation therefor, the Lender shall select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, the Borrower shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be reasonably satisfactory to the Lender. The covenants of this Section 10.3 shall survive payment or satisfaction of payment of all amounts owing with respect to the Term Note, any other Loan Document or any other Obligation.
10.4.    Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto or thereto shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by any of them, and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall survive the making by the Lender of the Loan as herein contemplated shall continue in full force and effect so long as any Obligation remains outstanding and unpaid. Notwithstanding the foregoing, the provisions of Sections 10.2 and 10.3 shall continue in full force and effect after the payment in full of all Obligations. All statements contained in any certificate or other writing delivered by or on behalf of the Borrower pursuant hereto or the other Loan Documents or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.
10.5.    No Waivers. A breach by the Borrower of its obligations under this Agreement may be waived only by a written waiver executed by the Lender in accordance with Section 10.1. No failure or delay by the Lender in exercising any right, power or privilege hereunder, under the Term Note or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Lender’s waiver of the Borrower’s breach in one or more instances shall not constitute or otherwise be an implicit waiver of subsequent breaches. No course of dealing or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. The Lender’s rights and remedies under this Agreement and under all subsequent agreements between the Lender and the Borrower shall be cumulative and any rights and remedies expressly set forth herein shall be in addition to, and not in limitation of, any other rights and remedies that may be applicable to the Lender in law or at equity. To the extent permitted by applicable Law, the Borrower hereby absolutely and irrevocably waives (a) all presentments, demands for performance, notices of protest and notices of dishonor in connection with any of the Indebtedness evidenced by the Term Note, (b) any requirement of diligence or promptness on Lender’s part in the enforcement of its rights under the provisions of this Agreement or any Loan Document, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law with respect to its liability (i) under this Agreement or in respect of the Indebtedness evidenced by the Term Note or any other Obligation or (ii) under any other Loan Document.

10.6.    Amendments. Neither this Agreement nor the Term Note nor any other Loan Document nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Lender and also, in the case of amendments, by the Borrower.
10.7.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that the Borrower may not assign or transfer its rights or obligations hereunder.
10.8.    Lost Note, Etc. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Term Note or any Security Document which is not a public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of the Term Note or Security Document, if available, the Borrower will issue, in lieu thereof, a replacement Term Note or other Security Document in the same principal amount thereof and otherwise of like tenor.
10.9.    Table of Contents and Captions. The table of contents and captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
10.10.    Counterparts. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
10.11.    Entire Agreement. The Loan Documents and any other documents executed in connection herewith or therewith express the entire final, complete and exclusive understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements with respect to the subject matter hereof.
10.12.    Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE TERM NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF THE LOAN AND THE LOAN DOCUMENTS, AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE BORROWER (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY

BECAUSE OF, AMONG OTHER THINGS, THE BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.
10.13.    No Consequential Damages. EXCEPT AS PROHIBITED BY LAW, EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.
10.14.    Governing Law; Jurisdiction; Venue.
(a)    This Agreement and each of the other Loan Documents shall be construed in accordance with and governed by the laws of the State of Connecticut, without regard to the conflict of law principles thereof.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Connecticut and of the United States District Court for the District of Connecticut, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Connecticut court (or, to the extent permitted by law, in such federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 10.14 (including without limitation the courts of the State of Connecticut located in New Haven County). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
10.15.    Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
10.16.    Severability. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
10.17.    Termination. Notwithstanding the acceleration of the maturity of the Loan, this Agreement and the Lender’s lien on the Collateral shall continue in full force and effect after such acceleration or termination until all Obligations (other than contingent indemnity obligations) of the Borrower to the Lender shall have been indefeasibly paid in full in cash. The Lender agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Lender’s liens and security interests created by the Loan Documents when all the Obligations (other than contingent obligations) are indefeasibly paid in full in cash (including without limitation the filing of UCC-3 termination statements).
10.18.    Nature of Obligations. The obligations of the Borrower hereunder and under all of the Loan Documents to which Borrower or its Subsidiaries is a party, including without limitation in respect of the Obligations, and in respect of all representations, warranties, covenants and agreements of Borrower or its Subsidiaries contained in this Agreement or any of the other Loan Documents or any other agreement, instrument notice, consent or other document delivered in connection with the transactions contemplated by the Loan Documents, are joint and several primary obligations, whether not so expressed in any Loan Document. The obligations of Borrower under this section shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence of any act or omission to act or delay of any kind by Borrower or any of its Subsidiaries, or the Lender or any other person or any circumstance whatsoever which might, but for the provisions of this section, constitute a legal or equitable discharge of Borrower’s or any of its Subsidiaries’ obligations under this section or the other provisions of any of the Loan Documents.
10.19.    Usury Limitation. All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the Obligations exceed the maximum permissible under applicable Law. As used herein, the term “applicable Law” shall mean the Law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this provision shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of this Agreement and the other Loan Documents to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable Law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations, as determined by the Lender, and not to the payment of interest. This provision shall control every other provision of all Loan Documents.
10.20.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
10.21.    Subordination by Borrower. The Borrower hereby agrees that all present and future Indebtedness of the Borrower to a Subsidiary (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Obligations, and the Borrower agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as the Loan shall not have been declared to be due and payable, the Borrower may make and receive such payments as shall be customary in the ordinary course of the Borrower’s business. Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to the Borrower or to its businesses, properties or assets, the Lender shall be entitled to receive payment in full of all of the Obligations before the Borrower shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Loan Agreement under seal as of the date first above written.

FUELCELL ENERGY, INC.

By:__/S/ Michael S. Bishop________
Name: Michael S. Bishop
Title: Senior Vice President and CFO

CLEAN ENERGY FINANCE AND INVESTMENT AUTHORITY

By:___/s/ Bryan T. Garcia____________
Name: Bryan T. Garcia
Title: President and CEO

Schedule 2.6.(a)
Schedule of Planned Drawdowns

	Advance Schedule	Cumulative Advance
March-13*	$873,188.45	$873,188.45
March-13	$2,250,000.00	$3,123,188.45
April-13	$375,000.00	$3,498,188.45
May-13	$ -	$3,498,188.45
June-13	$375,000.00	$3,873,188.45
July-13	$500,000.00	$4,373,188.45
August-13	$250,000.00	$4,623,188.45
September-13	$250,000.00	$4,873,188.45
October-13	$750,000.00	$5,623,188.45
November-13	$250,000.00	$5,873,188.45
December-13

* Transfer of prior loan balance

Schedule 4.1
Jurisdictions in which FuelCell Energy, Inc. is required to Maintain Foreign Qualification to do Business

United States
1. Connecticut.

2. California
3. Illinois
4. Indiana
5. New Jersey
6. Michigan
7. District Of Columbia
8. Montana
9. New York
10. Arizona
11. Delaware
12. Maryland
13. Massachusetts
14. Colorado (Versa Power Systems Inc. Subsidiary)

Canada
1. Alberta (Versa Power Systems Ltd. Subsidiary)

Germany
1. Ottobrunn (FuelCell Energy Solutions GmbH Subsidiary)
2. Dresden (FuelCell Energy Solutions GmbH Subsidiary)

Republic of Korea

1. Korea (FCE Korea Ltd. Subsidiary)

Schedule 4.4
Consents Required

1. Consent of J.P. Morgan to the grant of a first priority lien in the Collateral.

EXPORT-IMPORT BANK
OF THE UNlTED STATES

February 15,2013

Randall Mascorro
Vice President
J P Morgan Chase Bank, N.A. Global Trade Services
Mail Code TXI-2805
2200 Ross A venue, 6th Floor
Dallas, Texas 75201

Re:	Working Capital Guarantee No.: AP085877XA Delegated Authority Letter Agreement: TX-DA-05-010
Borrower: FuelCell Energy, Inc. ("Fuel Cell" or "Borrower) Loan Facility: $5,000,000

Dear Mr. Mascorro:

Thank you for your letter of February 11,2013 regarding the above-referenced proposed Loan Facility and Borrower. As an accommodation to the Borrower and based upon the information provided, Ex-Im Bank consents to the following:

Ex-Im Bank understands that Fuel Cell has been awarded a $69MM contract with Dominion to develop a 15 megawatt fuel cell park in Bridgeport, Connecticut. Additionally Dominion will pay Fuel Cell $68MM over the next 15 years under a long term service contract. Fuel Cell is in the process of finalizing a new $5.8 million long term loan, and a $l.5 million grant from the State of Connecticut's Clean Energy and Finance Authority for this project. The term loan will be secured with a first priority security interest in all future project cash flows limited to those generated specifically by the Bridgeport Power Plant project and its rights to receive project funds that will be escrowed. .

Notwithstanding Section 2.22(d) of the Borrower Agreement, Ex-Im Bank will allow the creation of lien on the collateral limited to the future cash flows specific to the Bridgeport project.

This waiver is granted solely with respect to the subject Loan Facility, and shall not be deemed to apply to any other loan or Borrower, without Ex-Im Bank's prior written consent. All other terms and conditions of the Master Guarantee Agreement and the Delegated Authority Letter Agreement shall remain in full force and effect.

811 VERMONT AVENUE, N.W WASHINGTON, 20571

Sincerely,

/s/ Pamela S.Bowers
Vice President
Business Credit Division

Agreed to:

Name of Lender: J P Morgan Chase Bank, N.A.
Name: /s/ Randall Mascorro
Title: Vice President

Schedule 4.5
Real Property Owned or Leased by FuelCell Energy, Inc.

The following is a summary of FuelCell Energy, Inc. offices and locations:

		Square	Lease Expiration
Location	Business Use	Footage	Dates
Danbury, Connecticut	Corporate Headquarters, Research and Development, Sales, Marketing, Purchasing and Administration	72,000	Company owned
Torrington, Connecticut	Manufacturing and administrative	65,000	December-2015
Danbury, Connecticut	Manufacturing and Operations	38,000	October-2014
Ottobrunn, Germany	Manufacturing and administrative	20,000	June-2014

The acquisition of Versa Power Systems, Inc. adds 70,684 square feet. This includes a leased property in Littleton, CO of approximately 18,464 square feet with a lease that expires on August 1, 2018 and a leased property in Calgary, Canada of approximately 52,220 square feet with a lease that expires on January 31, 2014.

We have also entered into a new lease effective February 1, 2013 for 62,225 square feet in a warehouse located in New Hartford, CT. The lease expires on January 31, 2014.

Schedule 4.6
Other Liabilities Not Set Forth on Initial Financial Statement

A summary of our significant future commitments and contractual obligations as of October 31, 2012 not set forth on the initial financial statements and the related payments by fiscal year is summarized as follows:

	Payments Due by Period
		Less than	1 - 3	3 - 5	More Than
Contractual Obligations	Total	1 year	years	years	5 years
Purchase Commitments	$54,895	$50,180	$4,715	$—	$—
Capital and operating lease commitments	3,171	1,203	1,874	94	—
Series B Preferred dividends (a) ((a)(apayable	19,200	3,200	6,400	6,400	3,200
Total	$77,266	$54,583	$12,989	$6,494	$3,200

(a)
Payments represent cumulative annual dividends of $50 per share payable quarterly (total shares issued and outstanding are 64,020). Shares of the Series B Preferred Stock can be automatically converted into that number of shares of our common stock that are issuable at the then prevailing conversion rate. The exercise of the conversion right can only be made if the closing price of our common stock exceeds 150 percent of the then prevailing conversion price ($11.75 at October 31, 2012) for 20 trading days during any consecutive 30 trading day period.

Schedule 4.10
Tax Contests

None.

Schedule 4.12
Subsidiaries

Subsidiaries of the Registrant

Entity Name	State / Country of Incorporation
FCE FuelCell Energy, Ltd. *	Canada
Alliance Star Energy, LLC **	California
Bridgeport Fuel Cell Park, LLC *	Connecticut
DFC ERG-Milford, LLC *	Connecticut
DFC ERG-Connecticut, LLC *	Connecticut
Star Energy East, LLC *	Connecticut
Long Beach Clean Energy, LLC *	New York
FuelCell Energy Solutions GmbH ***	Germany
FCE Korea, Ltd *	South Korea
Versa Power Systems, Inc. *	Delaware

* These entities are wholly-owned subsidiaries of FuelCell Energy, Inc.
** This entity is a joint venture with Alliance Power, Inc. FuelCell Energy, Inc. has an 80% ownership interest in this entity.
*** This entity is a joint venture with Fraunhofer IKTS. FuelCell Energy, Inc. has a 75% ownership interest in this entity.

Schedule 4.16
Environmental Matters

None.

Schedule 4.17
Outstanding Indebtedness of FuelCell Energy and its Subsidiaries

At October 31, 2012, debt consisted of the following:

2012 ($000)
JPMorgan Chase Bank Revolving credit facility (due date 4-3-13)(1)	$4,000
Connecticut Development Authority Loan Agreement (due date 5-1-18)	3,466
Connecticut Clean Energy Fund Loan Agreement (due date TBD)	847
Capitalized lease obligations:
Relational Lease (final payment due 1-30-13)	1
Garic Inc. Lease #1 (final payment due 12-1-13)	39
Garic Inc. Lease #2 (final payment due 3-14-13)	28
Garic Inc. Lease #3 (final payment due 7-1-14)	19
Garic Inc. Lease #4 (final payment due 11-1-14)	7
Garic Inc. Lease #5 (final payment due 3-31-14)	26
Garic Inc. Lease #6 (final payment due 5-1-15)	46
Garic Inc. Lease #7 (final payment due 5-1-15)	14
Key Equipment Lease #1 (final payment due 7-14-14)	47
Key Equipment Lease #2 (final payment due 9-1-14)	7
Total debt	$8,547

(1)	- Total facility is $5.0 million of which $4.0 million is currently outstanding

Schedule 5.9
Notifications and Submissions Relating to the Project Agreements

The Borrower shall furnish to the Lender immediate written notice of the following promptly following Knowledge of, receipt by or preparation of the Borrower thereof:

SERVICES AGREEMENT

1.	Any event listed in Section 6.1.2 of the Services Agreement;

2.	Any submissions or notices identified under Section 6.1.3(i) of the Services Agreement;

3.
The occurrence of each milestone listed in Section 8.3.1 of the Services Agreement, the release of funds associated with each milestone, and any refusal by Dominion Bridgeport Fuel Cell, LLC, its successors and assigns (the “Owner”), to authorize releases from the Grantor Trust pursuant to Section 8.3.2 of the Services Agreement or otherwise;

4.	Owner's withholding of payment to Borrower pursuant to Section 9.7 of the Services Agreement;

5.	The occurrence of any “Owner Event of Default” (as such term is defined in the Services Agreement);

6.	Any termination of, or termination notices relating to, the Services Agreement;

7.	Any dispute between the parties to the Services Agreement that is not resolved through the procedures described in Sections 16.1.1(a) or (b) of the Services Agreement;

EPC AGREEMENT

8.	Any “Non-Conformance Notice,” as such term is defined in the EPC Agreement;

9.
Notices (as defined in the EPC Agreement) pursuant to Sections 8.1.1 and 8.3 of the EPC Agreement concerning progress toward completion of the Project being delayed or behind schedule in any way, along with copies of any recovery plans submitted in respect of such delays;

10.	The occurrence of any funding of the Grantor Trust pursuant to Section 10.5.3 of the EPC Agreement;

11.	The occurrence of any withholding of payments to Borrower pursuant to Section 10.8 of the EPC Agreement;

12.	Any SWDs (as such term is defined in the EPC Agreement), along with a copy of any such SWD;

13.	The occurrence of any “Chronic Failure” (as such term is defined in the EPC Agreement);

14.	Any dispute between the parties to the EPC Agreement that is not resolved through the procedures described in Sections 18.1.1(a) or (b) of the EPC Agreement;

15.	Any “Owner Event of Default,” as such term is defined in the EPC Agreement;

16.	Any termination of, or termination notices relating to, the EPC Agreement;

17.
Any Notices identified in, or relating to, Article 25 of the EPC Agreement, including any Notice that a “Certificate of Final Acceptance” has been issued (as such terms are defined in the EPC Agreement), provided that technical support information included with such Notices shall not be provided hereunder;

ASSET PURCHASE AGREEMENT

18.	Completion of Soil Remediation (as such term is defined in the Asset Purchase Agreement);

19.
Any claims or complaints under the Asset Purchase Agreement of either Borrower or Dominion Bridgeport Fuel Cell, LLC, or their successors, assigns or affiliates, if such claim or complaint may result in a claim against the Grantor Trust;

GRANTOR TRUST AGREEMENT

20.
Any formal notice from either Borrower or Dominion Bridgeport Fuel Cell, LLC to the other party regarding payments, modifications of payments or payment delays under the Grantor Trust, with at a minimum, quarterly status notices.

In addition to the above, upon request, Borrower shall provide access at FCE facilities to periodically review any schedules and reports identified under Section 4.5.1 of the EPC Agreement;

For any Notices required to be provided per the agreements, Lender is not requiring any technical detailed attachments or other supporting documents which the Borrower may otherwise provide the Owner of the facility.

Schedule 7.2
Contingent Liabilities

Description	Oct. 12 Balance

JPM CD Zurich LC	660,964
JP Morgan Chase (PG&E)	662,852
JPM Secured Money Market(1)	8,739,112
JPM LoC Money Market	571,783

Total Restricted Cash	10,634,711

Zurich - LC	660,000
PG&E - LC	635,513
Travelers - LC	570,895
BioFuels	6,800,000
Crown Estates	369,033
Abengoa	593,368

Total Letters of Credit	9,628,809

(1)	- Includes Purchasing Card and other obligations
6

EXHIBIT A

DESCRIPTION OF PROJECT

Overview: FuelCell Energy, Inc. (“FCE”) will manufacture and install a combined-cycle electric generating facility consisting of five (5) FCE Direct FuelCell® (DFC®) DFC3000 generator units fueled by natural gas, an ORMAT Energy Converter (OEC) Organic Rankine Cycle generator for converting recovered heat energy from the fuel cells into electrical energy, and the associated ancillary equipment required for the successful operation of the nominally rated 14.9MW facility. FCE is also contracting to perform services under a 15 year agreement for power plant operation and maintenance.

Scope: The generating facility will be owned by Dominion Bridgeport Fuel Cell, LLC, a subsidiary of Dominion Resources, one of the nation's largest producers and transporters of electricity. The Connecticut Light and Power Company (CL&P) will buy the ultra-clean electricity generated by the facility under a 15 year fixed price energy purchase agreement. This 14.9 MW installation, consisting of the five fuel cell power plants and the Ormat Organic Rankine Cycle turbine for added output and further efficiency gains, is adequate to power approximately 15,000 average size U.S. homes.

Construction is underway, with the first plant installation scheduled for the summer of 2013 and the remaining plants installed in stages. The inter-connection process to connect the fuel cell park to three electrical substations in the City is already in process and is being performed by United Illuminating, the local utility that owns the substations. The fuel cell park will be fully operational by the end of 2013. The fuel cell power plants will use natural gas as the fuel source. The fuel cell park is located on approximately 1.7 acres of land leased from the City of Bridgeport and is immediately adjacent to the northeast rail corridor and Interstate 95.

Upon completion of installation and commissioning of the fuel cell units and Ormat unit, the 15 year Services Agreement between FCE and Dominion will be initiated (there is also an option to extend the term for four additional years). Under this agreement, FCE will provide “turn-key” services including all scheduled and unscheduled activities necessary to operate and maintain the generating facility. Besides operation and maintenance, FCE will be responsible for plant monitoring and reporting, compliance with Power Purchase Agreement terms, interface with ISO-NE, payment of utility providers, facility environmental compliance and reporting, financial performance monitoring, operator training, plant safety and accident prevention, spare parts and consumables management, diagnostic testing and facility security and housekeeping.

Detailed Scopes for the Engineering, Procurement and Construction (EPC) contract and Services Agreement are provided below:

SCOPE OF THE EPC CONTRACT

1.0	PROJECT MANAGEMENT
FCE will be responsible for assuring successful design, procurement, installation, and commissioning of the Project. In this role, FCE will provide or manage Subcontractors and Vendors in providing the following Materials and Equipment and services:

•
The fabrication of five (5) DFC3000® Units each including DFC Modules, a Mechanical Balance of Plant (“MBOP”) including the fuel preparation skid and a utility skid, and an Electrical Balance of Plant (“EBOP”) including the power conditioning unit and associated step up transformer.

•	Other balance of plant Materials and Equipment, including fuel processing equipment water processing equipment and all other required Materials and Equipment required to complete the Project.

•	Specifying and Procuring the ORC System.

•
Specifying and procuring the non-DFC3000 Balance of Plant (“BOP”) equipment (e.g., switchgear, heat exchangers, consolidated water treatment system, consolidated fuel treatment vessels, nitrogen system, and commodity materials).

•	Attain Project permitting.

•	Construction of on-site facilities and the installation of the Materials and Equipment.

•	Commissioning and testing of the Work to meet the requirements of the Contract.

•
Demobilizing the Project Site including the removal of all material, rubbish, equipment, infrastructure, and other Contractor Support Facilities and returning the Project Site and surrounding area to preconstruction conditions leaving the Project Site clean and free of anything beyond that equipment and infrastructure required for the operation of the Plant.

In addition, FCE will be responsible for the Materials and Equipment fabrication and construction schedule and for the overall Project performance. FCE responsibilities will include, but not limited to, the following:

•	Manage and maintain the DFC3000® and ORC production schedule.

•	Manage all Personnel, Subcontractors, and Vendors necessary to perform the Work.

•	Manage and maintain the Project Schedule as required by the Contract

2.0	CONSTRUCTION MANAGEMENT
FCE will provide full time supervision, through the assigned Construction Manager, of the Work during any and all Work activities including construction, installation, and commissioning activities. The Construction Manager will be responsible for Project Site safety and enforcing adherence to Contractor, Client and FCE safety policies, general Project Site activities, monitoring progress, addressing questions that arise during performance of the Work.

3.0	CONSTRUCTION
All activities will be performed per applicable industrial and regulatory codes and standards. Prior to delivery of the DFC3000® and ORC Units, any remediation activities, Project Site grading and underground utilities will be completed in accordance with the Specifications, Laws and Codes, and, as necessary, to complete the Work. Project Site preparation activities will be completed using local experienced labor supervised by FCE construction management.

Upon receipt at the Project Site, the Materials and Equipment will be installed and arranged on concrete pads per the Specifications, the requirements of the Contract, and OEM requirements. Each DFC3000® Unit is expected to arrive individually and to be installed upon receipt at the site. Installation activities will be completed using local labor experienced in the appropriate trade areas, e.g., mechanical, electrical, etc.

•	Initial Site Work:

•	Project Site Survey

•	Activities as required by the Soil Management Plan

•	Install perimeter fencing

•	Implement any changes/modifications to the existing ground water monitoring and/or treatment system.

•	Removal of abandoned underground utilities, as/if required

•	Coordinate with local utility companies for locations of Project Site tie-ins.

•	Obtain easement encroachments as necessary for installation of the Work.

•	Underground utility layout and installation.

•	Perform leak tests on applicable underground systems.

•	Inspections as required by Permits or regulatory authorities.

•	Concrete/Foundations:

•	Upon completion of the Project Site underground utilities, the base foundation construction will begin for the five (5) DFC3000® areas and one (1) ORC.

•	System specific foundations and pads will be constructed for the following:

◦	Maintenance/Control Building

◦	Consolidated Water Treatment System

◦	Bulk Nitrogen System

◦	Consolidated Gas Desulfurization System

◦	Electrical Switchgear

◦	Project Site Lighting

•	Equipment Procurement, Delivery, Storage, and Setting:

•	All Materials and Equipment will be ordered in accordance with the requirements of the Contract.

•	FCE will deliver the Materials and Equipment to the Project Site as it becomes available

•	Based on delivery schedules from manufacturers, the plant equipment will be offloaded, set in place, leveled and anchored.

•	Piping, Electrical and Final Site Work will be completed following equipment installation.

Prior to startup and commissioning of DFC3000®, an additional Project Site inspection will take place to ensure the Project Site is ready for mechanical completion. Following the Project Site review, the Owner and FCE may execute a Mechanical Completion Certificate per DFC3000®, after which startup and commissioning (including Performance Testing) may commence on that unit.

4.0	COMMISSIONING AND TESTING
Each DFC3000® Unit will be commissioned and tested by FCE technicians after the Site Contractor has achieved mechanical completion. The ORC will be commissioned and Performance Tested jointly by FCE and the ORC Vendor. FCE technicians will complete each DFC3000® check out over a period of two weeks.

Following the ORC commissioning, a Project Performance Test will be performed in accordance with the requirements of the Contract, including the achievement of the Performance Guarantees).

5.0	EPA Risk Mitigation Plan
FCE shall provide a completed Environmental Protection Agency ("EPA") Risk Mitigation Plan ("RMP") Prevention Plan/Report. Submission of the EPA RMP Prevention Plan/Report to the EPA shall be completed prior to delivery of any hazardous material to the Project Site.  The RMP Prevention Plan shall be developed to Program Level 3 requirements. The below risk tolerance related data will be used during HAZOP, LOPA, and/or SIL or other similar evaluations.  A LOPA analysis (or alternative Analysis method approved by Dominion) shall be conducted for all high risk scenarios determined during the HAZOP and then followed by a SIL Assessment for all Safety Instrumented Functions.

1.0	PHASE II / III ENVIRONMENT SITE ASSESSMENT
In September of 2003 Fuss & O'Neill provide a Phase II / III Environment Site Assessment for the city of Bridgeport regarding the facility. FCE requested Fuss & O'Neill to review the existing known site conditions at the facility including the Phase I and II / III Studies. On November 28, 2011, Fuss & O'Neill provided a memorandum describing the Project Site, Remediation Standard Regulations (RSR's), the soil criteria, and potential remedial. In an effort to determine the likeliness of the existence of potential Underground Storage Tanks (UST's) referenced in the Phase I Study FCE requested Fuss & O'Neill to perform a Ground Penetrating Radar (GPR) Survey of the facility. On December 1, 2011 Fuss & O'Neill provided a report detailing the results of their survey and indicated that there were no signs of existing UST's. A geotechnical report was performed on May 10, 2012 to assist with the facility design effort. Fuss and O'Neill was contracted by FCE to perform 10 bores in strategic locations as defined by FCE's Owner's Engineer (PCI Skanska).

SCOPE OF THE SERVICES CONTRACT
1.0    The following items are FCE's responsibility under the Services Agreement:

1.1     Provide information and data necessary:
i.    to coordinate the delivery of the electric output in accordance with the applicable power purchase agreement (include all information necessary to forecast and schedule outages);
ii.    to interface with ISO-NE, including capacity testing;
iii.    to pay all utility providers in a timely manner;
iv.    meet all Environmental reporting obligations; and
v.    assess the financial and operational performance of the Facility;

1.2    Communicate and cooperate with Dominion and Government Authorities regarding operation of the Facility.

1.3    Manage Facility operations, safety, maintenance, housekeeping, material condition, security, and records.

a.	Run the Facility operations and monitoring program, using standard plant design instrumentation and data retrieval systems:

i.	maintenance program,

ii.	spare parts and consumables management program,

iii.	diagnostic testing program for maintaining the Facility and Facility equipment, and

iv.	the housekeeping / cleanliness program.

b.	Manage the following:

i.
the continuous improvement program which provides the procedure for determining the cause(s) of operational or equipment failures and preventing fixture failures through recommended improvements, including justification for such recommendations (i.e., basis of recommendation and economic analysis),

ii.	the records management program for maintaining the traceability and documentation of Facility performance,

iii.	the Facility safety program which provides the requirements for establishing Safety Monitoring, Accident Prevention Program and Accident Reporting,

iv.	monthly and yearly reporting systems of Facility performance to Owner, using on board instrumentation as the information source.

v.	the security program for maintaining the security of the Facility inside the fenced area,

vi.	periodic site and equipment inspections,

vii.
Environmental compliance (including possible obligations and responses related to the release or presence of hazardous materials) caused by FCE's activities on the site and safety conditions related to the operation and maintenance of the Facility.

Schedule: The principal milestones during manufacturing, site construction, installation and commissioning are set forth in Exhibit C to the EPC contract between FCE and Dominion.

Project participants summary information:

1.
FuelCell Energy, Inc. (NASDAQ: FCEL): Engineer and construct the fuel cell park including manufacture, sale and installation of five DFC3000 fuel cell power plants, and then operate and maintain the plants for the 15 year EPA term.

2.	Dominion Bridgeport Fuel Cell, LLC. (parent: Dominion NYSE: D): Project owner responsible for overseeing the development, construction and operation of the power facility.

3.	The Connecticut Light & Power Company (Parent is Northeast Utilities, NYSE:NU): Purchases electricity generated by the fuel cell park under a 15 year EPA.

4.	United Illuminating Company (Parent is UIL Holdings, NYSE: UIL): Owns the three substations that will be receiving power from the fuel cell park, and is performing the inter-connection work.

5.	City of Bridgeport, Connecticut: Owns the property where the fuel cell park is located, leasing it to Dominion Fuel Cell Park, LLC and receiving property tax revenue in return.

6.	Clean Energy Finance and Investment Authority: Providing financial support to the fuel cell project including multi-year financial support to FCE.

7.
Ormat Technologies (NYSE: ORA): Supplier of the proprietary Organic Rankine Cycle equipment, the Ormat ® Energy Converter, that converts heat into electricity. The installation and routine service will be performed by FCE with supporting technical advisory services provided by Ormat.

8.	Rockwell Automation (NYSE: ROK): Supplier of electrical inverters to FCE for the fuel cell power plants.

EXHIBIT B
COMPLIANCE CERTIFICATE FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished pursuant to Section 5.1(c) of the Loan Agreement dated as of March 5, 2013 (the “Agreement”), by and between FuelCell Energy, Inc., a Delaware corporation having its principal place of business at 3 Great Pasture Road, Danbury, Connecticut 06810 (“Borrower”), and the Clean Energy Finance and Investment Authority, a quasi-public agency of the State of Connecticut having its principal place of business at 865
Brook Street, Rocky Hill, Connecticut 06067. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings given to them in the Agreement.

The Borrower hereby certifies that:

1. As required by, and prepared in accordance with, Section 5.1 of the Agreement, the consolidated and consolidating financial statements of the Borrower for the period ended October 31, 2012 (the “Financial Statements”) accompany this Compliance Certificate. The Financial Statements fairly present the consolidated financial condition of the Borrower as at the date thereof and the consolidated results of operations of the Borrower for the period covered thereby (subject only to normal recurring year-end adjustments).

2. The activities of the Borrower during the period covered by the Financial Statements have been reviewed by the chief financial officer or by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the chief financial officer, and as of the date of this Compliance Certificate, no Default or Event of Default has occurred.1

WITNESS my hand this 5th day of March, 2013.

FUELCELL ENERGY, INC.

By: /s/ Michael S. Bishop
Name: Michael S. Bishop
Title: Senior Vice President and CFO

Form 10-K of the Company for the period of October 31, 2012. See the Company filing Form 10-K filed with the SEC on January 14, 2013.

EXHIBIT C

SECURED TERM NOTE

$5,873,188.45 March 5, 2013

FOR VALUE RECEIVED, FuelCell Energy, Inc., a Delaware corporation (the “Borrower”), absolutely and unconditionally promises to pay to the order of the Clean Energy Finance and Investment Authority, a quasi-public agency of the State of Connecticut, acting as administrator of the Clean Energy Fund pursuant to Section 16-
245n of the General Statutes, as amended by Section 99 of Public Act No. 11-80 (the “Lender”), at the times provided for in the Loan Agreement (as defined below) in lawful money of the United States of America in immediately available funds, the principal sum of FIVE MILLION EIGHT HUNDRED SEVENTY-THREE THOUSAND ONE HUNDRED EIGHTY-EIGHT and 45/100 DOLLARS ($5,873,188.45), or if less, the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower pursuant to that certain Loan Agreement of even date herewith between the Borrower and the Lender, as amended, modified or supplemented from time to time (the “Loan Agreement”; all capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in that certain Loan Agreement).

This Secured Term Note (the “Note”) has been issued pursuant to the Loan Agreement. Reference is hereby made to the Loan Agreement for a statement of all of the terms and conditions upon which the Loan evidenced hereby are made and are to be repaid. The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Loan Agreement. The terms of the Loan Agreement are hereby incorporated by reference.

The Lender and any holder hereof is entitled to the benefits and subject to the conditions of the Loan Agreement and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. This Note is secured by the Security Documents described in the Loan Agreement.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to repay or prepay the whole or part of the principal of this Note on the terms and conditions specified in the Loan Agreement.

If any Event of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or Person primarily or secondarily liable.

No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

The Borrower hereby agrees to pay on demand all reasonable, documented and out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and legal expenses, incurred or paid by the holder of this Note in enforcing this Note on default.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CONNECTICUT (WITHOUT REGARD TO CONFLICTS OF LAW RULES). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF CONNECTICUT OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 10.1 OF THE LOAN AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

Time is of the essence with respect to this Note. [Signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Secured Term Note to be signed by its duly authorized officer as of the day and year first above written.

Borrower:
FuelCell Energy, Inc.

By: /s/ Michael S. Bishop
Its: Senior Vice President and CFO

EXHIBIT D
BORROWING REQUEST

Reference is made to the Loan Agreement dated as of March 5, 2013 (as the same may be further amended, supplemented, restated, or otherwise modified from time to time, the “Loan Agreement”), by and between FuelCell Energy, Inc., a Delaware corporation having its principal place of business at 3
Great Pasture Road, Danbury, Connecticut 06810 (“Borrower”), and the Clean Energy Finance and
Investment Authority, a quasi-public agency of the State of Connecticut, acting as administrator of the Clean Energy Fund pursuant to Section 16-245n of the General Statutes, as amended by Section 99 of Public Act No. 11-80, and having its principal place of business at 865 Brook Street, Rocky Hill, Connecticut 06067 (the “Lender”). Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Loan Agreement.

The undersigned hereby certifies as of the date hereof that he is the Senior Vice President and Chief Financial Officer of Borrower, and that, in such capacity, he is authorized to execute and deliver this borrowing request to Lender on behalf of Borrower.

1. Borrowing Request. Borrower hereby requests a Loan on , 20_ (the
“Borrowing Date”), which is a Business Day, in the amount of $ _.

2.	Wiring or Account Details. Borrower requests that the amount requested herein be sent for the benefit of Borrower using the following wiring instructions:

Bank Name: ABA No.: Account No.:
Beneficiary Name: Reference:

3.
Certification. The Borrower hereby certifies (A) that on the date hereof and on the Borrowing Date set forth above, and after giving effect to the Loan requested hereby, no Default has or shall have occurred and be continuing; and the representations and warranties contained in the Loan Documents are and shall be true and correct, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date, and (B) that the project is substantially on schedule per Exhibit C of the EPC Agreement.

4.
Loan Purpose. The purpose of the requested Loan is to [ ]. All prior borrowings under the Loan Agreement have been applied in compliance with the terms of the Loan Agreement and for the purposes described in the applicable Borrowing Requests.

IN WITNESS WHEREOF, the undersigned has set [his/her] name to this borrowing request as of the day of _, 20 .

FUELCELL ENERGY, INC.

By:	Name: Michael S. Bishop
Its: Senior Vice President and CFO

EXHIBIT E

NON-DISCRIMINATION CERTIFICATE

Form C
07-08-2009

STATE OF CONNECTICUT NONDISCRIMINATION CERTIFICATION - Affidavit By Entity For Contracts Valued at $50,000 or More

Documentation in the form of an affidavit signed under penalty of false statement by a chief executive officer, president, chairperson, member, or other corporate officer duly authorized to adopt corporate, company, or partnership policy that certifies the contractor complies with the nondiscrimination agreements and warranties under Connecticut General Statutes §§ 4a-60(a)(1) and 4a-60a(a)(1), as amended

INSTRUCTIONS:

For use by an entity (corporation, limited liability company, or partnership) when entering into any contract type with the State of Connecticut valued at $50,000 or more for any year of the contract. Complete all sections of the form. Sign form in the presence of a Commissioner of Superior Court or Notary Public. Submit to the awarding State agency prior to contract execution.

AFFIDAVIT:

I, the undersigned; am over the age of eighteen (18) and understand and appreciate the obligations of and oath

an oath. I am	of	, an entity
Signatory's Title	Name of Entity

duly formed and existing under the laws of
Name of State or Commonwealth

I certify that I am authorized to execute and deliver this affidavit on behalf of and that
Name of Entity	Name of Entity
has a policy in place that complies with the nondiscrimination agreements and warranties of Connecticut General Statutes §§ 4a-60a(a){1), as amended.

Authorized Signatory

Printed Name

Sworn and subscribed to before me on this

day of	20

Commissioner of the Superior Court/Notary Public	Commission Expiration Date

EXHIBIT F

STATE ELECTIONS ENFORCEMENT COMMISSION NOTICE

SEEC FORM 11

NOTICE TO EXECUTIVE BRANCH STATE CONTRACTORS AND PROSPECTIVE STATE CONTRACTORS OF CAMPAIGN CONTRIBUTION AND SOLICITATION BAN

This notice is provided under the authority of Connecticut General Statutes 9-612(g)(2), as amended by P.A. 07-1, and is for the purpose of informing state contractors and prospective state contractors of the following law (italicized words are defined below):

Campaign Contribution and Solicitation Ban
No state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall make a contribution to, or solicit contributions on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee;

In addition, no holder or principal of a holder of a valid prequalification certificate, shall make a contribution to, or solicit contributions on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of State senator or State representative, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

Duty to Inform
State contractors and prospective state contractors are required to inform their principals of the above prohibitions, as applicable, and the possible penalties and other consequences of any violation thereof.

Penalties for Violations
Contributions or solicitations of contributions made in violation of the above prohibitions may result in the following civil and criminal penalties:

Civil penalties--$2000 or twice the amount of the prohibited contribution, whichever is greater, against a principal or a contractor. Any state contractor or prospective state contractor which fails to make reasonable efforts to comply with the provisions requiring notice to its principals of these prohibitions and the possible consequences of their violations may also be subject to civil penalties of $2000 or twice the amount of the prohibited contributions made by their principals.

Criminal penalties—Any knowing and willful violation of the prohibition is a Class D felony, which may subject the violator to imprisonment of not more than 5 years, or $5000 in fines, or both.

Contract Consequences
Contributions made or solicited in violation of the above prohibitions may result, in the case of a state contractor, in the contract being voided.

Contributions made or solicited in violation of the above prohibitions, in the case of a prospective state contractor, shall result in the contract described in the state contract solicitation not being awarded to the prospective state contractor, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

The State will not award any other state contract to anyone found in violation of the above prohibitions for a period of one year after the election for which such contribution is made or solicited, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

Additional information and the entire text of P.A 07-1 may be found on the website of the State Elections Enforcement
Commission, www.ct.gov/seec. Click on the link to “State Contractor Contribution Ban.”

Definitions:
“State contractor” means a person, business entity or nonprofit organization that enters into a state contract. Such person, business entity or nonprofit organization shall be deemed to be a state contractor until December thirty-first of the year in which such contract terminates. “State contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi- public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Prospective state contractor” means a person, business entity or nonprofit organization that (i) submits a response to a state contract solicitation by the state, a state agency or a quasi-public agency, or a proposal in response to a request for proposals by the state, a state agency or a quasi-public agency, until the contract has been entered into, or (ii) holds a valid prequalification certificate issued by the Commissioner of Administrative Services under section 4a-100. “Prospective state contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-

public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Principal of a state contractor or prospective state contractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five per cent or more in, a state contractor or prospective state contractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a state contractor or prospective state contractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a state contractor or prospective state contractor, which is not a business entity, or if a state contractor or prospective state contractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any state contractor or prospective state contractor who has managerial or discretionary responsibilities with respect to a state contract, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subparagraph, or (vi) a political committee established or controlled by an individual described in this subparagraph or the business entity or nonprofit organization that is the state contractor or prospective state contractor.

“State contract” means an agreement or contract with the state or any state agency or any quasi-public agency, let through a procurement process or otherwise, having a value of fifty thousand dollars or more, or a combination or series of such agreements or contracts having a value of one hundred thousand dollars or more in a calendar year, for (i) the rendition of services, (ii) the furnishing of any goods, material, supplies, equipment or any items of any kind, (iii) the construction, alteration or repair of any public building or public work, (iv) the acquisition, sale or lease of any land or building, (v) a licensing arrangement, or (vi) a grant, loan or loan guarantee. “State contract” does not include any agreement or contract with the state, any state agency or any quasi-public agency that is exclusively federally funded, an education loan or a loan to an individual for other than commercial purposes.

“State contract solicitation” means a request by a state agency or quasi-public agency, in whatever form issued, including, but not limited to, an invitation to bid, request for proposals, request for information or request for quotes, inviting bids, quotes or other types of submittals, through a competitive procurement process or another process authorized by law waiving competitive procurement.

“Managerial or discretionary responsibilities with respect to a state contract” means having direct, extensive and substantive responsibilities with respect to the negotiation of the state contract and not peripheral, clerical or ministerial responsibilities.

“Dependent child” means a child residing in an individual’s household who may legally be claimed as a dependent on the federal income tax of such individual.

“Solicit” means (A) requesting that a contribution be made, (B) participating in any fund-raising activities for a candidate committee, exploratory committee, political committee or party committee, including, but not limited to, forwarding tickets to potential contributors, receiving contributions for transmission to any such committee or bundling contributions, (C)

serving as chairperson, treasurer or deputy treasurer of any such committee, or (D) establishing a political committee for the sole purpose of soliciting or receiving contributions for any committee. Solicit does not include: (i) making a contribution that is otherwise permitted by Chapter 155 of the Connecticut General Statutes; (ii) informing any person of a position taken by a candidate for public office or a public official, (iii) notifying the person of any activities of, or contact information for, any candidate for public office; or (iv) serving as a member in any party committee or as an officer of such committee that is not otherwise prohibited in this section.